UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.       )

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SpartanNash Company

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SpartanNash Company 850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan 49518-8700 (616) 878-2000

SpartanNash Company Notice of Annual Meeting and Proxy Statement

April 13, 2021

Dear SpartanNash Shareholder,

Looking back on 2020, I am proud of the way SpartanNash, specifically our team of frontline associates, worked tirelessly to ensure their communities had the food, household goods, and pharmaceuticals they needed. Their collective efforts ensured a safe environment in which we were able to meet the increased demand from our customers and significantly exceed our financial expectations for the year. Our 2020 results tell the story:

•

Overall sales increased 9.5% driven primarily by continued growth with existing Food Distribution segment customers, consumer demand associated with the COVID-19 pandemic in the Retail and Food Distribution segments, and additional sales in the 53rd week in 2020.

•	Retail comparable sales grew 13.1%, including 200% growth in the Company’s eCommerce business and expansion in “OwnBrands”, our portfolio of private brands, which outpaced the market.

•	Operating earnings of $102 million, representing a significant increase from 2019, reflects the increase in sales, improvements in margin rates, and improved operating leverage across our platform.

•

The strength of our operating performance, allowed us to generate significant free cash flow supporting our ability to meaningfully reduce our long-term debt, enhance our balance sheet and financial flexibility and reduce interest expense.

•	Finally, we invested to extend our commercial agreement with Amazon, which will enable us to continue to generate growth in our food distribution segment.

The dynamic environment we navigated in 2020 highlighted our need to make certain improvements. Our focus in 2021 is to make the right investments to attract and retain top performing employees and improve our systems and processes.

•

To ensure we hold ourselves accountable for meeting our objectives, including fostering a people-first, high performance culture, we have defined a set of key performance indicators for 2021 including the following:

•

Investing in our associate experience by ensuring we offer competitive and compelling compensation, clear associate development opportunities, and a work environment designed to improve retention and engagement

•	Driving associate safety through an emphasis on training and process improvements in our distribution centers and retail stores

•	Improving distribution service levels, which were negatively impacted by COVID-19

•	Enhancing the offerings within our OwnBrands portfolio to drive higher sales in our stores and with our independent retail customers

•	Taking action to sustain improvements in gross margin levels through improvements in assortment and purchase concentration, while continuing to limit the impact of inventory shrink

On behalf of the Board of Directors, our leadership team, and all of our associates, I thank you for your continued support and investment in SpartanNash Company.

Sincerely,

Tony B. Sarsam

President and Chief Executive Officer

Your vote is important. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR VOTE BY PHONE OR ONLINE.

SPARTANNASH COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2021 Annual Meeting of Shareholders of SpartanNash Company will be held virtually on Wednesday, May 26, 2021, at 9:00 a.m., Eastern Daylight Time. At the meeting, we will consider and vote on:

1.	The election of directors from among the nominees identified in this proxy statement;
2.	Advisory approval of the Company’s executive compensation (the “say-on-pay” vote);
3.	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year (the fiscal year ending January 1, 2022); and
4.	Any other business that may properly come before the meeting.

Record date: You may vote if you were a shareholder of record on March 29, 2021.

If you plan to attend the meeting: We have adopted a virtual format for our Annual Meeting in order to provide all of our shareholders an opportunity to participate regardless of location.  You may participate in the virtual meeting by registering in advance at www.proxydocs.com/SPTN prior to the deadline of 5:00 p.m. Eastern Daylight Time on May 24, 2021. Participants will be required to enter the control number found on their proxy card, voting instruction form or Notice of Electronic Availability. Upon completing registration, participants will receive further instructions via email, including unique links that will allow them to access the meeting and will permit them to submit questions during the meeting.

Important Notice Regarding the Availability of Proxy Materials: SpartanNash’s Proxy Statement and annual report to shareholders for the fiscal year ended January 2, 2021 are currently available for viewing via online at www.proxydocs.com/SPTN.

The Notice of Annual Meeting and accompanying Proxy Statement, Proxy, and 2020 annual report to shareholders were first sent or made available to our shareholders on April 13, 2021.

Securities and Exchange Commission rules allow us to furnish our proxy statement and annual report to our shareholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of the documents related to our Annual Meeting. You may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission in the “Investor Relations” section of our website, www.spartannash.com, by clicking the “SEC Filings” link.

We will not report on our results of operations at the meeting. Please visit the Investor Relations section of our website, www.spartannash.com, for information about our business and results of operations.

It is important that your shares be represented at the Annual Meeting, regardless of how many shares you own. Please vote your shares using any of the means described in our proxy statement. Voting your shares prior to the meeting will not affect your right to vote virtually if you attend the virtual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Kathleen M. Mahoney
Executive Vice President Chief Legal Officer and Secretary
April 13, 2021

Your vote is important. PLEASE VOTE PROMPTLY ONLINE, BY PHONE, OR BY MAIL. See the information in the “General Information About the Meeting” section regarding how to vote, revoke a proxy, and vote in person.

SpartanNash Company

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD May 26, 2021

PROXY STATEMENT

Dated April 13, 2021

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should carefully read the entire proxy statement and the Company’s annual report on Form 10-K before voting. We refer to the fiscal year ended January 2, 2021 as “2020”, the fiscal year ended December 28, 2019 as “2019,” and the fiscal year ended December 29, 2018 as “2018.” We refer to SpartanNash Company as “SpartanNash,” the “Company,” “we,” and “us.”

Annual Meeting of Shareholders

• Date and Time	May 26, 2021; 9:00 a.m. Eastern Daylight Time

• Meeting Registration Site	www.proxydocs.com/SPTN

• Record Date	March 29, 2021

• Registration Deadline	May 24, 2021; 5:00 p.m. Eastern Daylight Time

• Voting

Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Admission

In order to attend the Annual Meeting virtually via the Internet, participants must register in advance at www.proxydocs.com/SPTN prior to the deadline of 5:00 p.m. Eastern Daylight Time on May 24, 2021. Participants will be required to enter the control number found on their proxy card, voting instruction form or Notice of Electronic Availability. Upon completing registration, participants will receive further instructions via email, including unique links that will allow them to access the meeting and will permit them to submit questions during the meeting. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

Meeting Agenda

•	Election of directors from among those named in this proxy statement.
•	Advisory approval of the Company’s executive compensation as disclosed in this proxy statement.
•	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 1, 2022.
•	Transact any other business that may properly come before the meeting.

Voting Matters and Vote Recommendations

The Board of Directors recommends that you vote FOR the election of each nominee, FOR approval of the Company’s executive compensation and FOR the ratification of the selection of Deloitte & Touche LLP.

1	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Quorum and Vote Required

The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of SpartanNash common stock entitled to vote at the meeting is necessary for a quorum. At the Annual Meeting we will count toward a quorum any shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee. A director-nominee receiving a greater number of votes “withheld” than votes “for” election is required to offer promptly his or her resignation to the Nominating and Corporate Governance Committee upon certification of the shareholder vote.

The other proposals set forth in this proxy statement will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of approval. Abstentions, broker non-votes and other shares that are not voted on a proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted on the proposal voted in favor of approval. The outcome of the advisory vote to approve executive compensation will not be binding on the Company, but the Compensation Committee and the Board of Directors will consider the voting results when making future compensation decisions.

We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count to determine if a majority of shares voted on the proposal voted in favor of each such proposal.

2	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Board of Directors

The following table provides summary information about our directors during fiscal 2020. During fiscal 2020, each director attended at least 96% of the meetings of the Board and each committee on which he or she was a member.

Committee Memberships
Name	Occupation	Independent(1)	AC	CC	NCGC
M. Shân Atkins	Independent Business Executive and Retired Retail and Consumer Executive	✓	C, F		M
Dennis Eidson	Chairman of the Board and Former Interim President and Chief Executive Officer and Former Executive Chairman(2)
Frank M. Gambino	Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program at Western Michigan University	✓	M
Douglas A. Hacker	Lead Independent Director Independent Business Executive	✓		M	M
Yvonne R. Jackson	President, Principal and Co-Founder of BeecherJackson	✓		C	M
Matthew Mannelly	Retired Chief Executive Officer of Prestige Brands	✓		M
Elizabeth A. Nickels	Independent Business Executive and Former Chief Financial Officer of Herman Miller, Inc. and Former Chief Financial Officer of Universal Forest Products, Inc.	✓	F		M
Major General (Ret.) Hawthorne L. Proctor	Managing Partner of Proctor & Boone Consulting LLC and Senior Logistic Consultant of Intelligent Decisions, Inc.	✓	M
Tony B. Sarsam	President and Chief Executive Officer of SpartanNash
William R. Voss	Managing Director of Lake Pacific Partners, LLC	✓		M	C

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NCGC	Nominating and Corporate Governance Committee	F	Member and Financial Expert

(1)	Independent under Nasdaq independence standards for directors generally and for each Committee on which the director serves.
(2)

Mr. Eidson’s service as Interim President and Chief Executive Officer ended on September 20, 2020. He then assumed the role of Executive Chairman from September 21, 2020 through October 20, 2020. Prior to his interim service, Mr. Eidson was the Company’s President and Chief Executive Officer, retiring in May 2017.

3	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Corporate Governance Highlights

The Board believes that effective corporate governance should reinforce a culture of corporate integrity, foster the Company’s pursuit of profitable growth and ensure quality and continuity of corporate leadership. Highlights of our governance practices include:

✓	Annual election of all directors
✓	Any director who fails to achieve a majority vote “for” must offer his or her resignation
✓	No supermajority requirements for shareholder voting
✓	Lead Independent Director (Douglas Hacker)
✓	Policy against hedging and pledging of our securities
✓	Clawback policy for the recovery of incentive compensation
✓	Annual say-on-pay vote
✓	At least two-thirds of the board must be independent directors (currently 8 out of 10 directors are independent)
✓	Board reflects diverse gender, race, viewpoints, backgrounds, skills, experiences and expertise
✓

Directors may not serve on more than three other public company boards of directors without prior approval of the Nominating and Corporate Governance Committee (management directors limited to one outside public company board)

Executive Compensation Advisory Vote

We are asking our shareholders to approve on an advisory basis our named executive officer compensation for 2020 (the “say-on-pay” proposal). The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goal of attracting, motivating, rewarding and retaining the senior management talent required to achieve our corporate objectives and increase shareholder value through long-term profitable growth. The Board believes that executive compensation is appropriately tied to corporate performance.

Shareholder Outreach

During 2020 our executive leadership team actively sought out engagement with our investors to discuss our Company, our governance practices, and other topics of importance to investors. Our Board of Directors believes that Company management should proactively seek productive dialogue with our shareholders.

4	SpartanNash Company Proxy Statement

ELECTION OF DIRECTORS

The Board of Directors proposes that the following individuals be elected as directors of SpartanNash for a one-year term expiring at the 2022 Annual Meeting:

M. Shân Atkins

Frank M. Gambino

Douglas A. Hacker

Yvonne R. Jackson

Matthew Mannelly

Elizabeth A. Nickels

Hawthorne L. Proctor

Tony B. Sarsam

William R. Voss

Biographical information concerning the nominees appears below under the heading “The Board of Directors.” The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. If any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than nine nominees.

Your Board of Directors recommends that you vote FOR election of all nominees as directors

5	SpartanNash Company Proxy Statement

ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required under Section 14A of the Securities Exchange Act of 1934, shareholders may cast an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. At the Company’s 2017 Annual Meeting, shareholders voted in favor of advisory approval of named executive officer compensation on an annual basis. The next shareholder vote regarding the frequency of advisory approval of named executive officer compensation will occur at the 2023 Annual Meeting.

As described in more detail in the “Executive Compensation” section of this proxy statement, the Company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent to manage the Company to achieve our corporate objectives and increase shareholder value through long-term profitable growth. We believe our compensation programs are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. For these reasons, and the reasons discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of SpartanNash Company (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2021 annual meeting under the heading entitled “Executive Compensation.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy and programs described in this proxy statement.

The vote is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and Compensation Committee value the opinions of our shareholders and will take the results of the vote into consideration when making future decisions regarding executive compensation.

Your Board of Directors recommends that you vote FOR approval of the compensation of the Company’s named executive officers.

6	SpartanNash Company Proxy Statement

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

SpartanNash’s Audit Committee has approved the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditors to audit the financial statements and internal controls of SpartanNash and its subsidiaries for the fiscal year ending January 1, 2022, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Deloitte to serve as the Company’s independent auditors for 2021.

The Audit Committee evaluates the independence of the auditors at least annually. Deloitte has provided written affirmation that they are independent under all applicable standards, and the Audit Committee believes that Deloitte has effective internal monitoring of their independence. The Company and Deloitte have complied with SEC requirements on audit partner rotation. The lead audit partner was most recently rotated for the fiscal year ending December 29, 2018.

Independence is not the sole factor in the selection of the Company’s independent auditor. The Audit Committee also considers price, quality of service and knowledge of SpartanNash and the Company’s industry when selecting its auditor.

More information concerning the relationship of the Company with its independent auditors appears below under the headings “Audit Committee,” “Independent Auditors,” and “Audit Committee Report.”

The Audit Committee and the Board of Directors believe that the continued retention of Deloitte as the Company’s independent registered public accounting firm is in the best interest of the Company and its shareholders. Although shareholder ratification is not required by the Company’s organizational documents or applicable law, the Board of Directors values the shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice we ask you to ratify the selection of Deloitte. In the event that the shareholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Your Audit Committee and Board of Directors recommend that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 1, 2022.

7	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES

SpartanNash is committed to developing and implementing principles of corporate governance to help the Board fulfill its responsibilities to shareholders and to provide a framework for overseeing the management of the Company. The Board has adopted a written Corporate Governance Policy. The Policy is designed to communicate our fundamental governance principles and to provide management, associates, and shareholders with insight to the Board’s ethical standards, expectations for conducting business, and decision-making processes.

More information regarding the Company’s corporate governance, including a copy of our Corporate Governance Policy, is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Director Independence

SpartanNash’s Corporate Governance Policy requires that at least two-thirds of the directors must be independent. Eight of our ten current directors are independent under Nasdaq Marketplace Rules.

Director Tenure

The Board of Directors considers the length of service of a director when determining whether he or she is “independent” under applicable rules.

Because the merger of Nash Finch and Spartan Stores in 2013 (the “Merger”) fundamentally transformed each constituent company and created a new, larger, and more complex organization, the Board believes it is appropriate to measure director tenure by reference to service to the combined company. The table below presents the approximate tenure of each non-management director and the average for the Board, measured with respect to the combined companies, and the “registrant.”

Director Tenure

Director	Years of Service to SpartanNash Company*	Years of Service to “Registrant”**
M. Shân Atkins	7.4	17.8
Frank Gambino	7.4	17.8
Doug Hacker	7.4	7.4
Yvonne Jackson	7.4	10.5
Matthew Mannelly	3.1	3.1
Elizabeth Nickels	7.4	20.8
Hawthorne L. Proctor	7.4	7.4
William Voss	7.4	7.4
Average	6.9	11.5

* Since the merger of Spartan Stores and Nash Finch on November 19, 2013 through the date of this proxy statement.

** Service only to SpartanNash Company (f/k/a Spartan Stores, Inc.), which is the “registrant” for SEC reporting purposes.

The Board engages in self-evaluation annually, using two processes in alternate years. In one year, the Board evaluates and assesses Committee performance and overall Board performance. In the alternate year, the Board conducts a peer review process of individual directors. The Board believes that these processes help promote a culture of objective and robust discussion and deliberation.

The Board of Directors’ Role in Risk Oversight

Management of risk is the direct responsibility of the Company’s senior leadership team. The Board of Directors is responsible for overseeing the Company’s risk management and risk mitigation. In its oversight of the Company’s risk-management process, the Board seeks to ensure that the Company is informed and deliberate in its risk-taking. The Company’s primary mechanisms for risk management are the Company’s enterprise risk management program (“ERM”), its internal audit program, strategic review sessions held between the Board and management, and the Company’s external audit by an independent accounting firm.

The Board of Directors regularly analyzes the Company’s strategic plan and objectives with management. As part of this process, the Board and management identify and assess strategic risks attendant to initiatives such as acquisitions and divestitures, major investments, financings and capital commitments.

8	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

The Board implements its risk oversight function both as a whole and through Committees, which meet regularly and report back to the full Board. In particular:

•

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, cybersecurity and legal matters. The Audit Committee oversees the Company’s internal audit and ethics programs, including the Company’s Code of Conduct. On a regular basis, the Audit Committee members meet independently with the Company’s head of internal audit and representatives of the independent auditing firm; and the Company’s Chief Financial Officer, Chief Accounting Officer and Legal Department.

•

The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without impairing the overall incentive nature of the compensation. The Compensation Committee also reviews senior leadership succession planning.

•	The Nominating and Corporate Governance Committee regularly reviews the Company’s governance structure and practices to promote the long-term interests of shareholders.

Board Leadership Structure

The Nominating and Corporate Governance Committee and the Board of Directors periodically evaluate the leadership structure of the Board of Directors in light of a variety of factors that the Board considers important, including the Company’s current Board composition, the experience and skills of our management team, continuity of leadership, and other factors.

The Board of Directors determined that while Mr. Eidson served as Interim Chief Executive Officer it was in the best interests of the Company and its shareholders to combine the roles of Chief Executive Officer and Chairman of the Board. Following the retention of Mr. Sarsam as Chief Executive Officer, the Board separated the roles of Chairman of the Board and Chief Executive Officer.

The Board has elected a Lead Independent Director from among the independent directors. Presently, the Lead Independent Director is Douglas A. Hacker. The role of the Lead Independent Director is to aid and assist the Chairman and the rest of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company.

Committee Charters

The Board has appointed three chartered committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board has approved a written committee charter for each of these committees. The charters define basic principles regarding each committee’s organization, purpose, authority and responsibilities. The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Director Attendance

Each director is expected to make every effort to attend every Board meeting and every meeting of each Committee on which he or she serves as a member.

SpartanNash’s Board of Directors held the following meetings during 2020: twelve Board meetings; seven Audit Committee meetings; seven Compensation Committee meetings; and four Nominating and Corporate Governance Committee meetings. In 2020, each director attended at least 96% of the meetings of the Board of Directors and the committees on which he or she served. The Board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, at each regularly scheduled Board meeting.

Directors are also expected to attend the Annual Meeting unless compelling personal circumstances prevent attendance. All of the Company’s directors then in office attended the 2020 Virtual Annual Meeting.

9	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

Hedging and Pledging Prohibited

The Board has adopted a policy that prohibits an executive officer or director of the Company from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds).

In addition, the Company’s executive officers and directors are not permitted to pledge, or otherwise encumber shares of the Company’s common stock or other equity securities as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account. A copy of the Company’s Policy on Hedging and Pledging Company Stock is available in the “Investor Relations” section of our corporate website, www.spartannash.com.

Majority Voting Policy

Under the Company’s Corporate Governance Policy, it will be presumed that any director who receives a greater number of votes “withheld” than votes “for” such election in an uncontested election at an Annual Meeting (a “Majority Withheld Vote”) does not have the full confidence of the shareholders. A director receiving a Majority Withheld Vote is required to offer his or her resignation from the Board to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee, (excluding the affected director from consideration of and voting on acceptance of the resignation).

Change in Employment Status

A director who experiences a material change in his or her employment status is expected to promptly offer his or her resignation as a director to the Nominating and Corporate Governance Committee. The Committee will promptly consider and vote upon acceptance or rejection of the director’s offer to resign (excluding the affected director from consideration of and voting on acceptance of the resignation).

Other Board Memberships

Executive officers of the Company must notify the Nominating and Corporate Governance Committee before serving as a member of the board of directors of any other business organization. The Nominating and Corporate Governance Committee reviews the Chief Executive Officer’s membership on external boards of directors at least annually. The Chief Executive Officer may not serve on the board of directors of more than one business organization not affiliated with the Company without the prior review and approval of the Nominating and Corporate Governance Committee. The Committee may limit the directorships for any other executive officer if it believes that they will interfere with the executive officer’s responsibilities to the Company. Non-management directors may not serve on more than three other public company boards without the prior review and approval of the Nominating and Corporate Governance Committee.

Code of Conduct

The Audit Committee has approved a Code of Conduct (the “Code”) that articulates the Company’s standards regarding business ethics and expectations. The Code applies to all associates, officers, and members of the Board of Directors. The Code establishes guidelines to help the Company conduct our business with honesty and integrity and in compliance with applicable law. The Code requires all associates of the Company to report promptly any violations of the Code. Associates may report violations through reporting systems on a confidential and anonymous basis. The Code is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on the Investor Relations page of our website.

10	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

Cyber Security

The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibilities with respect to the oversight of cybersecurity, data security, and the response to security breaches. Senior leadership reports to the Committee quarterly on the Company’s management of cybersecurity risk. The Company has adopted the NIST Cyber Security Framework and is independently audited on the Company’s implementation of the framework. The Company validates associate awareness of cyber security by periodically sending phishing emails to its associates. Any associate who fails the phishing test is required to re-take Cyber Security awareness training.

Succession Planning

Under our Corporate Governance Policy, the Board of Directors maintains and periodically reviews a succession plan for the Company’s Chief Executive Officer and such other executive officers as it deems appropriate to manage the continuity of leadership in the execution of the Company’s business strategies. The succession plans are based upon recommendations of the Compensation Committee.

Board and Management Communication

SpartanNash is committed to open and effective communication between the Board and management. Directors are encouraged to consult with any SpartanNash manager or associate and may visit Company facilities without the approval or presence of corporate management. The Board is required to dedicate a substantial portion of at least one meeting per year to discussions with management regarding the Company’s strategic plan.

Director Education

SpartanNash encourages all its directors to attend continuing education programs so that they may stay abreast of developments in corporate governance and best practices and further develop their expertise. The Board of Directors expects that each director will attend periodically an appropriate continuing director education program.

Nominee Qualifications and the Nominations Process

There are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board of Directors. The Nominating and Corporate Governance Committee identifies and evaluates nominees for director on a case-by-case basis, regardless of who recommended the nominee, and has no written procedures for doing so. The Board has identified certain qualifications, attributes and skills that should be represented on the Board as a whole. These are discussed beginning on page 18.

The Nominating and Corporate Governance Committee may engage and pay fees to third party search firms to assist in identifying possible nominees for director and providing information to assist the Committee in the evaluation of possible nominees.

The Board of Directors expects that there would be no material difference in the manner in which the Nominating and Corporate Governance Committee would evaluate a nominee for director that was recommended by a shareholder.

Board Diversity

The Board believes that the Company and its shareholders are best served by having a Board of Directors that has a diversity of perspectives, education, experience, skills, gender, race, and ethnicity, and will endeavor to seek out such candidates when searching for new directors. Currently:

•	Two of our directors are African-American; and
•	Three of our directors are women.

11	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

Shareholder Communications with Directors

Shareholders who wish to send communications to SpartanNash’s Board of Directors may do so by sending them in care of the Secretary at the address set forth on the Notice of Meeting included in this proxy statement. Communications may be addressed either to specified individual directors or the entire Board. The Secretary has the discretion to screen communications that are unrelated to the business or governance of SpartanNash, or otherwise inappropriate. The Secretary will, however, compile all shareholder communications which are not forwarded and such communications will be available to any director. A copy of our Shareholder Communication Policy can be found in the “Investor Relations–Corporate Governance” section of our website, www.spartannash.com.

12	SpartanNash Company Proxy Statement

CORPORATE RESPONSIBILITY

Corporate Responsibility

SpartanNash understands that environmental, social and governance issues are of increasing importance to many investors. The Company’s business decisions, products and operations have a direct impact on the environment and on communities, customers and associates. The Company’s social responsibility and environmental sustainability programs together make up the broader SpartanNash Corporate Responsibility commitment.

The Company believes it has made progress in each of five focus areas — cultivating local relationships and product development, advancing diversity and inclusion, volunteering, minimizing waste and reducing energy consumption.

For more information, including a copy of the Company’s Corporate Responsibility Report, please visit www.spartannash.com/corp-responsibility/.

13	SpartanNash Company Proxy Statement

BOARD OF DIRECTORS

General

All directors elected at this year’s Annual Meeting will serve a one-year term, expiring at the 2022 Annual Meeting.

The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should continue to serve as a director for the Company. Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees for Directors

M. Shân Atkins (age 64) has been a director of SpartanNash since 2003. She is an independent business executive with extensive experience in finance, private investment, and retail strategy. Ms. Atkins is a director of Darden Restaurants, Inc., an owner and operator of full service restaurants, where she serves on the Audit and Nominating/Governance Committees; Aurora Cannabis, a leading Canadian integrated cannabis producer, where she chairs the Audit Committee and is a member of the Compensation Committee; Until March 2021, Ms. Atkins served as a director of LSC Communications. LSC Communications filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in April 2020. She also formerly served as a director of SunOpta, Inc., a manufacturer of natural and organic beverages and snacks, until 2019; The Pep Boys — Manny, Moe and Jack, until 2015, Tim Hortons, Inc. until 2014, and Shoppers Drug Mart until 2012. Ms. Atkins formerly served as chair of the Audit Committee and a member of the Compensation Committee at True Value Company, a retailer-owned hardware cooperative. Ms. Atkins previously served as a partner in the global consumer and retail practice at Bain & Company, an executive with Sears Roebuck & Company, and an accountant with Price Waterhouse. She is a certified public accountant. Ms. Atkins’ qualifications to serve on the Board of Directors include her expertise in finance and accounting, her extensive experience as a director of other publicly traded corporations, and her experience in developing and executing strategic plans for major retail organizations.

Dr. Frank M. Gambino (age 67) has been a director of SpartanNash since 2003. Dr. Gambino is a Professor of Marketing and the Director of the Food & Consumer Package Goods Marketing Program at Western Michigan University. He is the immediate past Chair of the Food Industry University Coalition for the National Grocers Association and a member of the Higher Education Council for the Category Management Association. Prior to joining WMU, Gambino spent more than 15 years in the retail food industry, and he remains active within the food and consumer packaged goods industries at both the national and regional level. Currently, he serves on the Retail Site Development Committee for Wakefern Food Corporation, a grocery retailer cooperative. Mr. Gambino’s qualifications as a director include his extensive experience in food marketing and the retail food industry.

14	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Douglas A. Hacker (age 65) has been a Director of SpartanNash since November 2013 and was a director of Nash Finch from 2005 until the Merger. Mr. Hacker is currently an independent business executive and has served on a variety of boards of directors since 2005. He retired as a senior executive of United Airlines in 2006. He served as Executive Vice President, Strategy for UAL Corporation, the airline’s holding company, from December 2002 to May 2006. Prior to that position, he served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. Earlier in his career Mr. Hacker served in a variety of finance and planning roles at American Airlines.

Mr. Hacker serves as a director of Aircastle Limited, a commercial aircraft leasing company and serves as Chair of Columbia Funds, a mutual fund complex advised by Columbia Threadneedle Investments. He previously served as a director of Travelport Worldwide Limited from 2016 to 2019 and served as a director of SeaCube Container Leasing Ltd from 2010 until 2014. Mr. Hacker earned his A. B. magna cum laude from Princeton University and an M.B.A. from Harvard Business School. The Company believes that Mr. Hacker’s extensive experience in financial and operating management, including his prior service as Executive Vice President, Strategy, and his service as Chief Financial Officer of a major airline, in addition to his depth of knowledge of executive compensation give him the qualifications and skills to serve as a Director.

Yvonne R. Jackson (age 71) has been a director of SpartanNash since her appointment to the Board in October 2010. Ms. Jackson is President and Principal of BeecherJackson, Inc., a human resources management consulting firm that she co-founded in 2006. From 2002 to 2005, she served as Senior Vice President, Corporate Human Resources of Pfizer, Inc. From 2006 to 2012, Ms. Jackson served as a director of Winn-Dixie Stores, Inc., a regional grocery retailer, including service as chairperson of Winn Dixie’s Compensation Committee. Ms. Jackson is a former director and member of the Compensation and Nominating and Corporate Governance Committees of Best Buy Co., Inc. Ms. Jackson has over 30 years of experience in human resources, including experience as the most senior human resources executive. Her experience enables her to assist the Board in its deliberations regarding succession planning, compensation and benefits, change management, talent management, organizational management and diversity strategies.

15	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Matthew Mannelly (age 63) has been a director of SpartanNash since February 27, 2018. Mr. Mannelly is the retired Chief Executive Officer of Prestige Brands, Inc., a distributor of healthcare and household cleaning products, a position he held from 2009 to 2015. He also served on the board of directors of Prestige Brands. Before that, he was the Chief Executive Officer of Cannondale Bicycle Corporation from 2003 to 2008, and also served as a director of Performance Sports Group from 2015 to 2017. Mr. Mannelly also served as President, Americas for Paxar Corporation, Chief Marketing Officer for the United States Olympic Committee, and Global Director, Retail Development for NIKE, Inc. Mr. Mannelly is a member of the board of directors of Collier Creek, LLC. Mr. Mannelly’s qualifications as a director include his extensive experience in marketing and his executive leadership of consumer product and consumer goods companies.

Elizabeth A. Nickels (age 58) has been a director of SpartanNash since 2000. Ms. Nickels is an accomplished senior executive and board member with extensive leadership experience in both emerging and mature business segments. Ms. Nickels served as Executive Director of Herman Miller Foundation from 2012 to 2014. From February 2000 to May 2012, Ms. Nickels served as an executive at Herman Miller, Inc., an office furniture manufacturing company. Ms. Nickels served as Chief Financial Officer of Herman Miller from February 2000 to August 2007 and President of Herman Miller Healthcare from 2007 to 2012. Since October 2015, Ms. Nickels has served as a director of Principal Funds, a leading provider of mutual funds. Ms. Nickels served as a director of PetSmart, Inc. from November 2013 to March 2015, and was a director for Charlotte Russe, a clothing retailer, from November 2013 to April 2016, in addition to serving on the board of several privately held companies. Ms. Nickels has practiced as a certified public accountant and maintains her registration as a C.P.A. Ms. Nickels’ qualifications to serve as a director of SpartanNash include her wealth of experience and knowledge of business, finance and accounting matters gained through 27 years of executive experience with publicly traded companies.

Major General (Ret.) Hawthorne L. Proctor (age 74) has been a Director of the Company since the Merger and served as a director of Nash Finch since 2007. Major General (Ret.) Proctor currently serves as Managing Partner of Proctor & Boone LLC Consulting, and Senior Logistics Consultant in the Department of Defense Business Group of Intelligent Decisions, Inc., where he has worked since 2006. Major General (Ret.) Proctor served for nearly 35 years in the United States Army, where he performed with distinction in numerous senior logistics management roles including Commander, Defense Personnel Support Center and later Commander, Defense Supply Center, Philadelphia, 46th Quartermaster General of the United States Army, and J3, or Chief Operating Officer Defense Logistics Agency. The Company believes that Major General (Ret.) Proctor’s extensive service with the military as a logistician, and his prior leadership of a $3.2 billion enterprise that provided food, clothing and medical supplies to Department of Defense organizations give him the qualifications and skills to serve as a Director.

16	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Tony B. Sarsam (age 58) was named President and Chief Executive Officer in September 2020 and has served as a director since such time. Mr. Sarsam has three decades of leadership experience in the food industry and has a deep understanding of every facet of the consumer-packaged goods and food distribution business. Previously, Mr. Sarsam led Borden Dairy Company, Inc. (“Borden”) as Chief Executive Officer from March 2018 to July 2020, where he focused on developing a people-first culture and a renewed commitment to innovation and service. In January 2020, Borden filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In June 2020, the bankruptcy court approved the sale of substantially all of the assets of Borden to a group led by Capitol Peak Partners. Before joining Borden, Mr. Sarsam served as Chief Executive Officer of Ready Pac Foods. Prior to leading Ready Pac, Mr. Sarsam was President of the Nestlé USA Direct Store Delivery Company, which served the Nestlé frozen pizza and ice cream businesses. He also served as Executive Vice President of Sales and Operations at Dreyer’s, which was acquired by Nestlé. Mr. Sarsam began his career at PepsiCo, where he started as an associate engineer and progressed through a series of leadership roles, including Plant Manager, Director of Finance and Region Vice President for Sales and Distribution in the West. Mr. Sarsam holds a Bachelor of Science, Engineering degree in Chemical Engineering from Arizona State University and a Master of Science in Management from Stanford.

William R. Voss (age 67) has served as a director of the Company since the Merger. From 2006 until the Merger, Mr. Voss was the Chairman of the Nash Finch Board of Directors. Mr. Voss has served for more than 10 years as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm specializing in consumer products and services. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor; as Chief Executive Officer of McCain Foods, Inc.; and as President and a Director of Pilgrim’s Pride Corporation. The Company believes that Mr. Voss’ extensive experience as an entrepreneur, executive, consultant, investor and director in the consumer products industry, as well as his experience serving as Chairman, President and Director of Fortune 500 companies, gives him the qualifications and skills to serve as a Director.

Retiring Director

Dennis Eidson (age 67) has been a director of SpartanNash since October 2007. Mr. Eidson served as Chief Executive Officer of SpartanNash from October 2008 until his retirement in May 2017. He returned to serve as Interim President and Chief Executive Officer in August 2019 and filled that role until September 21, 2020. He previously served as Chief Operating Officer from February 2007 to October 2008 and as Executive Vice President Marketing and Merchandising from March 2003 to February 2007. Prior to joining SpartanNash, Mr. Eidson served as the Divisional President and Chief Executive Officer of A&P’s Midwest region from October 2000 to July 2002, as the Executive Vice President Sales and Merchandising of A&P’s Midwest region from March 2000 to October 2000, and as the Vice President of Merchandising of A&P’s Farmer Jack division from June 1997 to March 2000. Mr. Eidson brings valuable insight and knowledge to the Board due to his service as President and Chief Executive Officer. Mr. Eidson also provides the benefit of his years of service in the grocery retail and distribution industry, including his executive experience at A&P.

17	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Company’s core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate owned retail stores, and military commissaries and exchanges. Grocery retailing and food distribution is a highly competitive and dynamic business. Accordingly, the Board of Directors believes that at least some of our directors should have experience or specific knowledge in retail or distribution industries at the executive level. The Board believes that directors with experience or in-depth knowledge of the grocery or food industries are uniquely qualified to inform the Board’s deliberations regarding business strategy. The Board has also found it valuable to have a member with specific knowledge and experience with distribution and logistics. Because merchandising and marketing is central to our business, the Board believes that merchandising and marketing experience should be represented on the Board. In addition, the Board believes that its membership should include directors who have:

•	a high degree of financial expertise;
•	experience with human resources matters;
•	strategic planning skills;
•	relevant business experience as a chief executive officer or equivalent; and
•	diverse perspectives, education, experience, skills, gender, race, and ethnicity.

Board Committees

SpartanNash’s Board has three standing committees:

•	the Audit Committee;
•	the Compensation Committee; and
•	the Nominating and Corporate Governance Committee.

Meetings Held in 2020
Full Board of Directors	12
Audit Committee	7
Compensation Committee	7
Nominating and Corporate Governance Committee	4

Audit Committee. The Board of Directors has established the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls and legal compliance. The Audit Committee oversees management and the independent auditors in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls.

The Audit Committee operates under a charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

The Board of Directors has determined that Audit Committee members M. Shân Atkins and Elizabeth A. Nickels are Audit Committee financial experts, as that term is defined in Item 401(h)(2) of Securities and Exchange Commission Regulation S-K. Under SEC regulations, a person who is determined to be an Audit Committee financial expert will not be deemed an expert for any other purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as amended (the “Securities Act”) as a result of being designated or identified as an Audit Committee financial expert, and the designation or identification of a person as an Audit Committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

18	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Each member of the Audit Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act.

Compensation Committee. The Board of Directors has established the Compensation Committee to assist the Board of Directors in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee operates under a charter adopted by the Board of Directors. A copy of the Compensation Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Each member of the Compensation Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10C-1 under the Exchange Act.

Processes and Procedures. The Compensation Committee reviews executive compensation on a continuous basis each year, with the most comprehensive reviews typically taking place following year-end. The Committee reviews executive performance, current compensation levels, and compensation benchmarking data and analysis (please see the Compensation Discussion and Analysis section of this Proxy Statement for information about benchmarking analysis). The Committee reviews this information in the context of the Company’s performance and financial results. At the conclusion of this review, the Compensation Committee grants share-based awards if appropriate, establishes goals and objectives for the then-current year, and may adjust executive salaries. The Compensation Committee’s decision-making process is explained in more detail in the Compensation Discussion and Analysis section of this proxy statement.

Consultants and Advisors. The Compensation Committee is authorized to engage consultants, advisors and legal counsel at the expense of the Company. The Compensation Committee Charter requires that any consultant engaged for the purpose of determining the compensation of executive officers must be engaged directly by the Committee and report to the Compensation Committee. The Compensation Committee has authority to approve contracts with and payment of fees and other compensation of consultants, advisors and legal counsel.

Prior to engaging or receiving advice from any compensation consultant or advisor, the Committee reviews the independence of the proposed consultant or advisor, taking into account the following factors:

•	The advisor’s provision of other services to the Company;
•	The amount of fees received from the Company by the advisor, as a percentage of the advisor’s total revenue;
•	The advisor’s policies and procedures that are designed to prevent conflicts of interest;
•	Any business or personal relationship between the advisor and a member of the Committee or any executive officer of the Company;
•	The advisor’s ownership of any Company stock; and
•	Any other factors identified by applicable securities exchange listing standards.

Participation by Management. The Company’s compensation philosophy and the administration of its various compensation plans are determined by the independent directors of the Compensation Committee. Company policy and Nasdaq rules prohibit participation by the Chief Executive Officer in the process of determining his or her own compensation. The Company’s executive officers and Human Resources associates serve as resources to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request. The Compensation Committee may delegate to the Chief Executive Officer authority to recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer, subject to such limitations as the Compensation Committee may require. The Compensation Committee will not delegate to executive officers its authority to approve awards of stock options or other stock compensation.

19	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Share-based Award Policy. The Board of Directors has adopted a Policy Regarding Stock Option Grants and other share-based Awards which provides:

•	Share-based awards will not be back-dated.
•	The exercise price for all share-based awards will be based on the market value of SpartanNash common stock on the effective date of award;
•

The Company will not time its release of material non-public information for the purpose of affecting the value of executive compensation, or time the grant of compensation awards to take advantage of material non-public information; and

•

Only the Board of Directors or the Compensation Committee, which consists entirely of independent directors, will approve share-based awards. This authority may not be delegated to executive officers or associates.

A copy of the Policy Regarding Stock Option Grants and other Share-based Awards is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Nominating and Corporate Governance Committee. The Board of Directors has established the Nominating and Corporate Governance Committee to assist the Board of Directors in fulfilling its responsibilities by providing independent director oversight of nominations for election to the Board of Directors and leadership in the Company’s corporate governance.

The Nominating and Corporate Governance Committee has the powers, authority and responsibilities specified in its charter or delegated to the committee by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Under the Corporate Governance Policy, if the chair of the Board is also the current or former Chief Executive Officer of SpartanNash, the Board will elect a Lead Independent Director from among the directors who are independent under Nasdaq Listing Rule 5605(a)(2). The responsibilities and authority of the Lead Independent Director are described in this proxy statement under the caption “Board Leadership Structure.”

Each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq rules.

20	SpartanNash Company Proxy Statement

INDEPENDENT AUDITORS

Independent Auditors’ Fees

The aggregate fees billed by Deloitte & Touche LLP to SpartanNash and its subsidiaries for 2020 and 2019 are as follows:

	2020	2019
Audit Fees(1)	$1,039,000	$991,000
Audit-Related Fees(2)	130,000	210,000
Tax Fees(3)	183,673	45,000
All Other Fees	—	—
(1)	Audit services consist of the annual audit, reviews of quarterly reports on Form 10-Q and consultations.
(2)	Audit-related fees consist principally of services related to accounting consultations and audits in connection with acquisitions.
(3)

Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC’s rules on auditor independence. Tax compliance and preparation fees account for $12,400 and $12,000 of the total tax fees for 2020 and 2019, respectively.

Deloitte did not provide any services to SpartanNash or its subsidiaries related to financial information systems design and implementation during the past two years.

Audit Committee Approval Policies

The Audit Committee Charter sets forth the policy and procedures for the approval by the Audit Committee of all services provided by Deloitte. The charter requires that the Audit Committee pre-approve all services provided by the independent auditors, including audit-related services and non-audit services. The charter allows the Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent auditors’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The charter also provides that the Audit Committee has authority and responsibility to approve and authorize payment of the independent auditors’ fees. Finally, the charter sets forth certain services that the independent auditors are prohibited from providing to SpartanNash or its subsidiaries. All of the services described above were approved by the Audit Committee. None of the audit-related fees or tax fees were approved by the Audit Committee pursuant to the de minimus exception set forth in Section 10A(i)(1)(B) of the Exchange Act, although the Audit Committee Charter allows such approval.

21	SpartanNash Company Proxy Statement

AUDIT COMMITTEE REPORT

The Board of Directors has appointed the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls, and legal compliance. The Committee oversees management and the independent public accounting firm in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Committee serves as a focal point for communication among the Board, the independent public accounting firm, the internal auditors and management with regard to accounting, reporting, and internal controls.

The Committee acts under a charter which has been adopted by the Board of Directors and is available on the Company’s website at www.spartannash.com. The Audit Committee reviews the adequacy of the charter at least annually. The Board of Directors annually reviews the standards for independence for audit committee members under the Nasdaq Listing Rules and has determined that each member of the Audit Committee is independent. The Board of Directors has also determined that two members of the Audit Committee are audit committee financial experts under Securities and Exchange Commission rules.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting, the Company’s disclosure controls and internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an attestation report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed, and discussed with management and the independent accountants, the Company’s audited financial statements for the fiscal year ended January 2, 2021, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent accountants’ attestation report on the Company’s internal control over financial reporting. The Audit Committee has discussed with the independent accountants the matters required to be discussed under applicable auditing standards. The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountants their independence. This included consideration of the compatibility of non-audit services with the accountants’ independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in SpartanNash’s report on Form 10-K for the period ended January 2, 2021.

Respectfully submitted,

M. Shân Atkins, Chair

Dr. Frank M. Gambino

Elizabeth A. Nickels

Hawthorne L. Proctor

The information contained in the “Audit Committee Report” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act unless and only to the extent that the Company specifically incorporates it by reference.

22	SpartanNash Company Proxy Statement

OWNERSHIP OF SPARTANNASH STOCK

The following table sets forth the number of shares of SpartanNash common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of SpartanNash’s outstanding shares of common stock as of January 2, 2021, and each of our directors and nominees for director, each executive officer named in the Summary Compensation Table below and all directors, nominees for director and executive officers of SpartanNash as a group are deemed to have beneficially owned as of January 2, 2021. Information reported with respect to beneficial owners other than SpartanNash nominees, directors, and officers is based entirely on the most recent Schedule 13G or amendment filed by the listed party as of March 29, 2021, and the Company assumes no responsibility for such reports. Ownership of less than 1% of the outstanding shares of common stock is indicated by asterisk.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class(1)
5% Owners
BlackRock Inc.(2)	5,715,029	5,789,054	—	5,789,054	16.1%
Dimensional Fund Advisors LP(3)	2,751,067	2,858,470	—	2,858,470	8.0%
The Vanguard Group(4)	—	2,422,899	82,859	2,505,758	7.0%
Nominees, Directors, and Officers
M. Shân Atkins	36,112	36,112	—	36,112	*
Dennis Eidson	205,647	205,647	2,400	208,047	*
Dr. Frank M. Gambino	41,879	41,879	—	41,879	*
Douglas A. Hacker	43,690	43,690	—	43,690	*
Yvonne R. Jackson	30,006	30,006	—	30,006	*
Walt Lentz	28,099	28,099	—	28,099	*
Kathleen M. Mahoney	76,188	76,188	—	76,188	*
Matthew Mannelly	18,687	18,687	—	18,687	*
Elizabeth A. Nickels	40,441	40,441	—	40,441	*
Hawthorne L. Proctor	29,041	29,041	—	29,041	*
Lori Raya	23,939	23,939	—	23,939	*
Tony Sarsam	22,312	22,312	—	22,312	*
Mark Shamber	54,914	54,914	—	54,914	*
Yvonne Trupiano	37,787	37,787	—	37,787	*
William R. Voss	38,305	38,305	—	38,305	*
All directors, nominees and executive officers as a group (19 persons)	794,840	794,840	2,400	797,240	1.8%

(1)

The percentages set forth in this column were calculated on the basis of 35,850,538 shares of common stock outstanding as of January 2, 2021. For SpartanNash nominees, officers, and directors, the number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person as of January 2, 2021. These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(2)	Based on a Schedule 13G/A filed January 25, 2021 by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.
(3)	Based on a Schedule 13G/A filed February 16, 2021 by Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746.
(4)	Based on a Schedule 13G/A filed February 10, 2021 by The Vanguard Group, Inc., PO Box 2600, V26, Valley Forge, Pennsylvania, 19482-2600.

23	SpartanNash Company Proxy Statement

SPARTANNASH’S EXECUTIVE OFFICERS

SpartanNash’s executive officers are appointed annually by, and serve at the pleasure of, the Board or the Chief Executive Officer.

Biographical information for Messrs. Eidson and Sarsam and are included above in the “Board of Directors” section of this proxy statement. The following sets forth biographical information as of the date of this proxy statement concerning SpartanNash’s executive officers who are not directors:

Arif Dar (age 52) has served as Senior Vice President and Chief Information Officer since January 2019. Previously, he was the Chief Information Officer for S.C. Johnson and Son, Inc. (“SCJ”) from 2015 to 2018. Prior to that, he served as the Chief Technology Officer for SCJ from 2013 to 2015. He has also held executive Information Technology positions at Maple Leaf Foods, Bombardier Transportation, General Motors, Tyco International and General Electric.

Tammy R. Hurley (age 55) has served as Vice President, Finance and Chief Accounting Officer since August 2016. Prior to her promotion to that position, she served as SpartanNash’s Vice President Finance from February 2015 to August 2016, Director, Accounting from 2010 to 2015, and Corporate Controller from 2001 to 2010. Prior to joining SpartanNash she was an auditor with Deloitte & Touche. She is a Certified Public Accountant.

Kathleen M. Mahoney (age 66) has served as Chief Legal Officer since November 2015, and corporate Secretary since the Merger. She previously served as President MDV from May 2017 to February 2021 and Executive Vice President General Counsel from the Merger to November 2015. As Chief Legal Officer, Ms. Mahoney oversees the Company’s legal and aviation functions. Prior to the Merger, she served as Executive Vice President General Counsel and Secretary for Nash Finch, where she oversaw legal, aviation, risk management, asset protection, safety, environmental, and insurance procurement and claims management. Prior to working at Nash Finch, she was the Managing Partner of the St. Paul office of Larson King, LLP.

Jason P. Monaco (age 44) has served as Executive Vice President Chief Financial Officer since March 2021. Previously, Mr. Monaco served as the Chief Financial Officer of Cornerstone Chemical Company, a global producer of intermediate chemicals since August 2020, and previously served as Chief Financial Officer of Borden Dairy Co. from December 2018 until August 2020, where he led Borden Dairy through the completion of its financial restructuring in a bankruptcy reorganization. Mr. Monaco also served as Vice President and Group Chief Financial Officer of Celanese Corporation from September 2017 until December 2018. He was Vice President, Finance & Treasurer of Arrow Electronics from 2014 until 2016. He began his career with Kimberly Clark as a Financial Analyst in 1998 and advanced through the organization, holding finance positions of increasing responsibility, including as chief financial officer of its South Asia business and as a group chief financial officer for the healthcare and B2B divisions.

Lori Raya (age 54) has served as Executive Vice President Chief Merchandising and Marketing Officer since February 2019. Previously, Ms. Raya held the position as Division President of Albertsons from 2015 to 2018, where she led the post-merger transition with Safeway. Ms. Raya’s career extended over 30 years with Safeway, holding various titles such as Vice President of Retail Operations, Group Vice President of Strategic Initiatives, and multiple food category senior management positions before serving as the first female divisional president in Vons from 2012 to 2015.

David Sisk (age 60) has served as MDV President and a SpartanNash Senior Vice President since February 2021. Immediately prior to joining SpartanNash, he served as Executive Director of Gloo, LLC from September 2019 through January 2020. He served as the Director, Church Advancement at Christ Fellowship from July 2018 through July 2019. David also served as the President and Chief Operating Officer for OSC-WEBco from January 2016 to June 2018, where he was responsible for worldwide strategic plans, financial performance, personnel and global operations across all military divisions. Prior to that, he has held various responsibilities throughout his 30-year career with Procter & Gamble, culminating in serving as Customer Business Development Manager for the Global Military Division. Mr. Sisk has also previously served as Chair of the American Logistics Association (ALA) and is a recipient of the ALA’s Lifetime Achievement Award.

24	SpartanNash Company Proxy Statement

SPARTANNASH’S EXECUTIVE OFFICERS (cont’d)

Tom Swanson (age 60) has served as Executive Vice President and General Manager, Corporate Retail since March 2021. He previously served as Senior Vice President and General Manger, Corporate Retail since October 2018 and Vice President, Retail Merchandising and Vice President of SpartanNash’s Retail-West operations prior to that. Mr. Swanson has held executive retail supermarket positions for over 30 years with Bashas' Markets and Nash Finch.

Yvonne Trupiano (age 42) has served as Executive Vice President and Chief Human Resources and Corporate Affairs and Communications Officer since March 2018. She joined the Company as Senior Vice President Chief Human Resources Officer in October 2016. Prior to joining SpartanNash, she served as Vice President Human Resources for Avis Budget Group, a global vehicle rental provider, from February 2013 to October 2016. She originally joined Avis Budget Group in 2004 and served in positions of increasing responsibility.

25	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors has appointed the Compensation Committee to assist the Board of Directors in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee determines and implements the Company’s executive compensation philosophy, structure, policies and programs, and administers and interprets the Company’s compensation and benefit plans.

Our compensation programs are designed to attract and retain leadership talent consistent with our performance goals. The following discussion provides information regarding the achievements that the compensation program is designed to reward, the elements of the compensation program, the reasons why we employ each element and how we determine amounts paid.

We are proud to report that our 2020 named executive officers (“NEOs” or “named executive officers”) include three women. Our NEOs for 2020 were:

Name	Title
Tony B. Sarsam	President and Chief Executive Officer[1] ("CEO")
Dennis Eidson	Interim President and Chief Executive Officer[2] ("CEO")
Mark Shamber	Executive Vice President and Chief Financial Officer[3] ("EVP and CFO")
Kathleen M. Mahoney	Executive Vice President, President MDV, Chief Legal Officer and Secretary[4] ("EVP and CLO")
Yvonne Trupiano	Executive Vice President and Chief Human Resources and Corporate Affairs and Communications Officer ("EVP and CHRO")
Lori Raya	Executive Vice President Chief Merchandising and Marketing Officer ("EVP and CMMO")
Walt Lentz	Former Executive Vice President, President Food Distribution[5]

(1) Mr. Sarsam has served as our President and Chief Executive Officer since September 21, 2020.

(2) Mr. Eidson served as our Interim President and Chief Executive Officer until September 20, 2020.

(3) Mr. Shamber ceased serving as our Executive Vice President and Chief Financial Officer on March 22, 2021.

(4) Ms. Mahoney ceased serving as our President MDV in February 2020.

(5) Mr. Lentz served as our Executive Vice President, President Food Distribution until December 2020 and is included because he would have been one of the Company’s three most highly compensated executive officers, other than an executive serving as principal executive officer or principal financial officer, if he were serving as an executive officer at the end of fiscal year 2020.

Objectives of SpartanNash’s Compensation Programs

The primary objectives of the Company’s compensation programs are to:

•	attract, retain, motivate, and reward talented executives who are critical to the current and long-term success of the Company;
•

provide an overall level of compensation opportunity that is competitive within the markets in which SpartanNash competes and within a broader group of companies of comparable size, financial performance, and complexity;

•	provide targeted compensation levels that are consistent with the 50th percentile of competitive market practices for each pay component (base salary, annual incentives, and long-term incentives);
•	support SpartanNash’s long-range business strategy;
•	reward and retain the Company’s executives and compensate for individual performance; and
•	align the interests of the executives with those of the shareholders by linking compensation to the Company’s performance.

26	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION

Pay Practices

The Compensation Committee also reviews the Company’s compensation programs to use best practices and avoid poor pay practices. Below is a summary of certain practices we have implemented to support our compensation philosophies, and certain practices we reject because we believe they do not serve our shareholders’ long-term interests.

The practices we follow:	We do NOT:

✓  At-risk compensation. A majority of the compensation paid to our named executive officers is “at-risk” and requires specific and disclosed financial performance, continued employment, or both;

✓  Pay for performance. All performance payouts for named executive officers are based on attainment of goals — both short-term and long-term metrics and targets;

✓  Double-trigger severance arrangements. Our severance agreements provide for double-trigger payments upon a change in control;

✓  Double-trigger equity vesting. Beginning in 2016, our equity incentive award agreements provide for double-trigger vesting of equity awards upon a change in control;

✓  Executive stock ownership and retention requirements. Each executive is required to hold at least 50% of the net shares (after taxes) acquired through the Company’s stock incentive plans and other forms of stock based compensation until the executive has achieved the required level of ownership; and

✓  Clawback policy. Incentive compensation paid to executives is subject to recovery in the event of certain financial restatements, materially inaccurate financial statements or performance metrics or executive misconduct.

✘  Provide guaranteed salary increases;

✘  Provide guaranteed bonuses;

✘  Allow hedging or pledging of Company stock by officers, directors, or associates;

✘  Provide excessive perquisites;

✘  Provide excise tax gross-ups in change in control agreements; or

✘  Allow repricing of options without shareholder approval.

Clawback Policy

The Company maintains a clawback policy providing that under certain circumstances, the Company may recover incentive compensation paid to any current or former associate holding a position of Vice President or a more senior position. The compensation is recoverable if: (a) there is a restatement of all or a portion of the Company’s financial statements due to material non-compliance with financial reporting requirements, (b) the incentive compensation was based on materially inaccurate financial statements or performance metrics, or (c) the associate engaged in ethical misconduct, serious wrongdoing, or violation of applicable legal or regulatory requirements. The Company may recover any incentive compensation paid within the three years prior to the applicable event or conduct.

27	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

How the Compensation Committee Determines Compensation Levels

The processes the Compensation Committee follows when determining pay levels are discussed in more detail below.

Overview

The Compensation Committee’s overall decision-making process is summarized as follows:

•

the Committee reviews recent trends and developments in executive compensation as provided by its independent compensation consultant, including salaries, short-term and long-term incentive plan targets and payouts, equity awards, and perquisites and benefits;

•

the Company’s executive officers, Human Resources, and Finance associates serve as resources to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request;

•

the Committee reviews and analyzes data, including surveys and publicly available information compiled by the independent compensation consultant, to determine the median level of compensation for each type of compensation paid for comparable positions at comparable companies;

•

the Committee compares the compensation of the Company’s executives to compensation at the comparable companies in the context of the Company’s financial performance, economic conditions, and other factors; and

•

the Committee sets compensation opportunities for our executives to target generally the median levels for comparable companies, but makes adjustments for a number of considerations discussed below, including individual performance, company performance, past compensation, and other factors.

Market Benchmarking

In general, the Compensation Committee seeks to provide target compensation opportunities that are competitive with the market levels for each major category of compensation and in total for executives in similar positions at companies of comparable size, financial performance, industry and complexity. As part of this overall analysis, the Committee reviews survey data provided by its compensation consultants, and engages in benchmarking of selected companies (referred to as “Peer Group Companies”).

The Compensation Committee reviews the constituents of the Peer Group Companies from time to time to help ensure that the group is comparable to the Company. Changing business models, mergers, growth, and other factors may necessitate adjustments. The Peer Group Companies for 2020 were as follows:

The Andersons, Inc.	Performance Food Group Company
Anixter International Inc.	Schneider National, Inc.
BJ’s Wholesale Club Holdings, Inc.	United Natural Foods, Inc.
Core-Mark Holding Company, Inc.	Univar Solutions Inc.
Ingles Markets, Inc.	Veritiv Corporation
MRC Global Inc.	Weis Markets, Inc.
Owens & Minor, Inc.	WESCO International, Inc.
Patterson Companies, Inc.

As of October 2019 (the approximate time at which the Committee reviewed the data), Peer Company revenue, expressed as a multiple of the Company’s revenue, ranged from 0.4 to 2.7, with a median multiple of 1.0. Median market capitalization was $1.47 billion for the Peer Group Companies compared to $430 million for SpartanNash, and ranged from $291 million to $4.8 billion.

28	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

In addition to determining the median level of an element of a compensation category among the Peer Group Companies, the Committee analyzes competitive compensation practices in the general industry for those positions that may be occupied by officers and executives recruited from outside of the wholesale and retail grocery business and performs regression analysis to adjust to SpartanNash’s revenue size in these cases.

Market levels serve only as a reference point; the Committee also considers:

•	individual performance;
•	time each executive has served in the position;
•	the experience of each executive;
•	future potential of the executive;
•	internal equity;
•	retention concerns; and
•	Company performance.

Evaluating Individual Performance

Each year, the Compensation Committee reviews and evaluates individual executive performance as part of its decision-making process. The Chairperson of the Compensation Committee coordinates the review of the individual performance of the Chief Executive Officer by the Board of Directors. The Chairman of the Board of Directors, when not serving as Chief Executive Officer or Interim Chief Executive Officer, helps ensure that the Chief Executive Officer’s performance objectives are appropriate. The Chairman of the Board of Directors, Lead Independent Director, and the Chair of the Compensation Committee communicate the Board of Directors’ review to the Chief Executive Officer.

For the named executive officers other than the Chief Executive Officer, the Chief Executive Officer reviews with the Compensation Committee an evaluation of each executive officer’s performance.

As discussed above, individual performance is only one factor among several that the Compensation Committee considers in making these adjustments, and there is no prescribed formula or mechanism for translating individual performance into specific amounts of compensation. The Compensation Committee’s decision-making process necessarily involves the Committee’s informed judgment with respect to individual executive performance in the context of many considerations and criteria, none of which are individually controlling, including experience, potential of the executive, retention concerns, recent compensation of the executive, internal pay equity, Company performance, and general industry and economic conditions.

Use of Independent Compensation Consultants

FW Cook is a compensation consulting firm that has provided such services to the Compensation Committee since 2019. In 2020, the Company paid FW Cook $181,252 for its executive compensation services. The Compensation Committee considered each of the factors required by NASDAQ in determining that FW Cook is an independent advisor.

29	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The Compensation Committee instructs its independent consultants to provide advice and guidance on executive compensation proposals, including changes to compensation levels, the design of incentive plans and other forms of compensation, and to provide information about market practices and trends. Typically, the independent consultant attends one or two Compensation Committee meetings per year, reviews existing compensation programs for consistency with our compensation philosophy and current market practices, and produces comparative information derived from our peer group and published survey data. With respect to 2020, the activities of the independent consultants engaged by the Compensation Committee included:

•	performing a market review of executive officer compensation components;
•	reviewing our annual and long-term incentive plan design structure;
•	advising on the compensation terms for the extension of the Interim Chief Executive Officer’s service;
•	advising on the compensation package for the incoming President and Chief Executive Officer;
•	assisted with the preparation of the 2020 Stock Incentive Plan proposal;
•	reviewing current issues and trends in executive compensation; and
•	reviewing the pay-for-performance alignment of our executive compensation programs.

In addition to the elements of compensation discussed above, our executives participate in certain defined benefit and deferred compensation plans. These plans are discussed below under the captions “Pension Benefits,” “Qualified Defined Contribution Retirement Plan,” and “Non-Qualified Deferred Compensation.”

Mix of Compensation Elements

When determining the mix of awards, the Compensation Committee considers factors such as the short-term and long-term compensation expense to the Company, the economic value delivered to the executives, the overall level of share ownership by the executives, share availability under Company plans, annual share usage and dilution, and practices at the Peer Group Companies. The award mix (at target level) for 2020 for our new CEO, Mr. Sarsam, and average other NEO is presented below.

Fixed – 20% Variable – 80% Fixed – 36% Variable – 64%

Pay for Performance

Our executive compensation elements and programs reflect our “pay for performance” philosophy. The Compensation Committee and the Board of Directors have implemented and intend to maintain compensation plans that link a substantial portion of executive compensation to the achievement of goals that the Board of Directors considers important.

30	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

2020 Strategic Objectives and Business Context

SpartanNash is a leading consumer-centric distributor and food retailer. The Company’s strategic objective is to achieve sustained profitable growth by developing and leveraging a national, highly efficient, and versatile distribution platform that services a diversified customer base.

COVID-19 Pandemic

The COVID-19 pandemic and the ensuing lockdowns brought the economy to a halt and altered consumer behavior, resulting in supply chain constraints but also unprecedented sales growth rates for our industry. SpartanNash’s response to the pandemic has been quick and comprehensive, focused on the well-being and safety of associates, customers and communities as well as supporting health officials and government leaders to contain the virus.

During 2020, our communities needed us more than ever, and our family of nearly 19,000 associates answered the call – all while balancing schedules, concerns for their own health and wellbeing as well as that of their family and friends, adjusting to a new normal at home, and for many, the impact of schools closed, childcare changes, and the absence of social events to de-stress. SpartanNash’s unwavering commitment to our family of associates who served on the frontline has been both tangible and visible. We proactively took steps to ensure our neighbors, customers, military families, and those most at risk received the essential food, medicine and groceries they needed during the pandemic.

Since the onset of COVID-19, our company has had two top priorities: the well-being and safety of our family of associates, customers and communities; and supporting health officials and government leaders to contain the virus. We have not wavered on either front.

In addition to our following the Centers for Disease Control and Prevention (CDC) guidelines and protocols for safety and prevention and redoubling our sanitation and deep cleaning efforts, some of the additional measures we implemented are:

•

Installed 36-square-inch clear plexiglass sneeze guards at every cashier station, deli counter, pharmacy, coffee kiosk, customer service center and fuel center check out as an added measure of safety for our family of associates and store guests.

•	Set aside shopping time twice per week for store guests most at risk of contracting coronavirus (COVID-19), including seniors, pregnant women and immunocompromised individuals.
•	Offered free, same-day home delivery of prescription medications from our pharmacies, beginning April 1.
•	Increased our Fast Lane ecommerce staff to accommodate the increased number of customers shopping online and requesting home delivery.
•	Launched an innovative pilot partnership with eight West Michigan restaurants
•	Proactively sought to hire displaced workers in all our communities.
•	Paid frontline bonus pay, offered expanded associate discount days and established the SpartanNash Hero Program to celebrate and thank our associates.
•	Offered up to 80 hours of paid emergency leave benefits to ensure associates who are sick or are displaying symptoms of COVID-19 are able to remain off work until they have fully recovered.

We are proud that through the vigilant efforts of our frontline heroes, and those working behind the scenes, we were able to deliver an uninterrupted supply of food and grocery products to all of our customers: store guests; independent retailers; national accounts; and military resale agencies.

31	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Interim Chief Executive Officer Compensation

Following the Board’s decisive action in August 2019 exiting the former President and Chief Executive Officer, the Board replaced him on an interim basis with the Company’s Chairman of the Board, and previous Chief Executive Officer, Mr. Dennis Eidson, while the Board searched for the future Chief Executive Officer. Prior to serving as Interim Chief Executive Officer, Mr. Eidson successfully led the Company as Chief Executive Officer for over eight years and has served continuously as Chairman of the Board of Directors since 2016. He has extensive knowledge of the Company’s operations, industry, customers, and the competitive context.

In 2019, the Compensation Committee received analysis from its compensation consultant regarding an appropriate compensation opportunity for Mr. Eidson as Interim Chief Executive Officer. The Committee considered Mr. Eidson’s experience and qualifications, the market analysis performed by the compensation consultant, and the Committee’s goal to deliver compensation at the median of our peer group. The Committee recommended and the Board approved an overall compensation opportunity for Mr. Eidson consisting of:

•	A signing bonus of $600,000;
•	Annual base salary of $1,400,000;
•

Quarterly cash incentive program pursuant to which Mr. Eidson was eligible to earn up to $200,000 per three-month period (no more than $800,000 in the aggregate) based on the achievement of objectives determined by the Board of Directors;

•

An initial grant of “phantom units” having a value of $1,000,000 and quarterly grants having a value of $430,000 per three-month period (subject to service requirements). Rather than issue equity under the Company’s 2015 Stock Incentive Plan, the Board of Directors issued Mr. Eidson an instrument designed to deliver the shareholder alignment of equity without the dilutive impact.

Mr. Eidson’s term as Interim President and Chief Executive Officer was set to last no longer than through August 2020. The pandemic, however, extended the timeline for the Company’s search for a future Chief Executive Officer. Mr. Eidson graciously agreed to continue to serve for an additional 90 days to allow the search process to successfully conclude. Mr. Eidson’s service as Interim President and Chief Executive Officer ended September 20, 2020; the role of President and Chief Executive Officer was assumed by Mr. Tony Sarsam on September 21, 2020.

The Board met, without Mr. Eidson in attendance, when determining whether to extend Mr. Eidson’s tenure as Interim President and Chief Executive Officer and when voting on the compensation to be paid to Mr. Eidson in that role. In August 2020 the Board approved an overall compensation opportunity for Mr. Eidson for the extension of his service as Interim President and Chief Executive Officer that is appropriate for a Chief Executive Officer with his experience and qualifications, designed to continue the same level of compensation as offered during the initial term of his service other than sign on bonuses. The compensation opportunity consisted of:

•	Annual base salary of $1,400,000;
•	Monthly cash incentives of $116,667;
•	Monthly restricted stock grants with a value of $226,667, prorated based on actual time served.

Because Mr. Eidson agreed to serve on an interim basis only, the Board of Directors previously did not authorize relocation assistance for Mr. Eidson and instead agreed to provide or reimburse necessary travel from his residence in Florida to Company locations as needed, and to provide him with temporary housing near the Company’s Grand Rapids Service Center. Those arrangements were continued during the extension period. Mr. Eidson was not provided with any arrangements for severance or change-in-control payments.

32	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Chief Executive Officer Search and Compensation

The Board formed a Transition Committee to lead the search for the new Chief Executive Officer in August 2019. The Transition Committee was comprised of Mr. Douglas A. Hacker, Lead Independent Director (Chair); Mr. Eidson; Ms. Yvonne R. Jackson, Chair of the Compensation Committee; and Mr. Matthew M. Mannelly. Mr. Eidson, Mr. Hacker and Ms. Jackson led the Board’s earlier processes which resulted in the exit of the former Chief Executive Officer.

In connection with his appointment as President and Chief Executive Officer, effective on September 21, 2020, Mr. Sarsam will receive the following:

•	Annual base salary of $850,000;
•	Eligibility to receive a cash bonus for 2020 targeted at 125% of his base salary under the SpartanNash Annual Incentive Plan, based upon his eligible earnings during fiscal year 2020;
•	Eligibility to participate in the SpartanNash Long Term Incentive Plan at a target level equal to $3,200,000, pro-rated for the period from September 21, 2020 through the end of fiscal year 2020;
•	Relocation assistance and reimbursement of legal fees related to the preparation and negotiation of his employment agreement; and
•

In accordance with the terms of an employment agreement between Mr. Sarsam and the Company, severance upon termination of employment by the Company without “Cause” or by Mr. Sarsam for “Good Reason” (in each case, as defined in the employment agreement) comprised of:

o	52 weeks of his base salary in a lump sum payment;
o

a lump sum payment of his pro-rated annual bonus under the Annual Incentive Plan or successor plan based upon the number of days employed during the applicable plan year and the performance achievement of the applicable bonus targets;

o	reimbursement of COBRA premiums for up to 52 weeks; and
o	outplacement assistance.

The Company and Mr. Sarsam also entered into the Company’s standard form of Executive Severance Agreement, providing for the payment of severance in connection with a change in control and more fully described below under “Potential Payments Upon Termination or Change in Control—Executive Severance Agreements.”

Separation of Mr. Lentz

Mr. Lentz served as our Executive Vice President, President Food Distribution until December 2020, when he was terminated by the Company following elimination of his position. His employment was treated as a termination without cause under his employment agreement. Pursuant to his employment agreement, the Company paid him a severance payment of $620,000, which was equal to his annual base salary, will reimburse certain COBRA expenses for up to 52 weeks, and will provide up to six months of outplacement assistance.

Incentive Compensation Results

The Compensation Committee is keenly focused on approving compensation plans that reward performance. The extraordinary results achieved in 2020 generated bonus payouts earned in 2020 under both the 2018 Long Term Incentive Plan (“LTIP”) and the 2020 Annual Incentive Plan (“AIP”).

33	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

2018 LTIP Performance Cash – 16% Payout

The 2018 LTIP included a three-year measurement period for the payout of performance cash. The plan included three metrics: Adjusted EPS; Return on Invested Capital; and Adjusted EBITDA. The measurement period ended in 2020, and performance was measured based on the fiscal year end 2020 results. Management achieved a payout of 16% on the Adjusted EPA metric.

2020 AIP Payout – 146 - 200% Payout

The 2020 AIP components were principally based on financial performance; for the NEOs, 75% - 80% of the bonus opportunity was tied directly to financial goals. As a result of the Company’s performance during 2020, the bonus payout earned by the NEOs on the financial goals portion of the 2020 AIP opportunity ranged from 146 – 200%.

The remainder of the AIP opportunity for the NEOs was based on performance against a strategic goal. The Company has publicly disclosed its focus on the Project One team initiative, which is the Company-wide program to drive growth, while increasing efficiency and reducing costs. The strategic goal for each NEO, other than Mr. Eidson (who was not an AIP plan participant), was to drive that initiative. The performance of the strategic component generated a 200% payout.

Analysis of Compensation Elements for 2020

Overview

The following is a discussion of key compensation programs and decisions for 2020.

1. Annual Base Salary

Base salary provides our executives with a fixed base annual income and helps us attract and retain high-performing executives. The Compensation Committee sets executive salaries each year in light of individual performance reviews, internal pay equity considerations, the scope and complexity of the executive’s role and an assessment of peer group and market survey data provided by our independent compensation consultant. The table below summarizes base salary decisions for our NEOs in 2020, except for Mr. Eidson, whose compensation was fixed under his employment agreement.

	2020 Base Salary	2019 Base Salary (at end of year)	Percentage Increase
Mr. Sarsam	$850,000	N/A	N/A
Mr. Shamber	475,000	$460,000	3%
Ms. Mahoney	475,000	460,000	3%
Ms. Trupiano	440,000	400,000	10%
Ms. Raya	420,000	400,000	5%
Mr. Lentz	620,000	600,000	3%

2. Annual Cash Incentive Awards.

Each named executive officer other than Mr. Eidson was granted an opportunity to earn an annual incentive award under the Company’s 2020 AIP. Mr. Sarsam’s annual incentive award was prorated based on time worked during the 2020 fiscal year.

The value of the annual incentive award is dependent on the Company’s achievement of specified levels of adjusted consolidated net earnings and net sales, business unit operating results (for certain executives) and performance against strategic objectives.

34	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The annual incentive plan includes three “gating” requirements that are intended to maintain a close link between pay and performance:

•	No payout will be made for earnings or sales metrics unless the Company achieves the 80% threshold level of performance of Adjusted Consolidated Net Earnings; and
•	No payout will be made for strategic goals unless the Company achieves 70% of the Adjusted Consolidated Net Earnings target; and
•

Payouts (if any) on non-financial strategic goals limited to 100 percentage points above the payout for the corporate financial goals (e.g., if the plan pays 60% of target for the corporate financial goals, then any strategic goal payout is limited to 160%).

The formula for determining payouts under the 2020 AIP is a simple one:

•	Each participating NEO has a target opportunity, which equals a set percentage of his or her base pay earned within the fiscal year,
•	Each participating NEO has set percentages of his/her target opportunity that are tied to financial and strategic metrics
•	Performance against the metrics is calculated to determine what percentage of the opportunity is earned.

The chart below lists the AIP annual base pay percentage opportunity, metric weightings and payout earned under the 2020 AIP:

	Target AIP Payout (% of Base Salary)	Financial Goal Opportunity	Strategic Goal Opportunity	2020 Payout Percentage Earned	2020 Payout
Mr. Sarsam	125%	80% Corporate Financial	20%	200%	$612,981
Mr. Shamber	70%	75% Corporate Financial	25%	200%	673,750
Ms. Mahoney	60%	75% Corporate Financial	25%	200%	577,500
Ms. Trupiano	60%	75% Corporate Financial	25%	200%	528,923
Ms. Raya	60%	75% Corporate Financial	25%	200%	509,077
Mr. Lentz	80%	20% Corporate Financial 60% Distribution Business Unit Financial	20%	146%	720,720

ANNUAL CASH INCENTIVE AWARD PAYOUT DESIGN

	Adjusted Net Sales (in thousands)	Percentage of Targeted Adjusted Net Sales Achieved for 2020	Percent of Target Annual Incentive Award Paid*	Adjusted Consolidated Net Earnings (in thousands)	Percentage of Targeted Consolidated Net Earnings Achieved for 2020	Percent of Target Annual Incentive Award Paid*
Threshold	$8,282,358	95.0%	20.0%	$38,134	80.0%	10.0%
Target	8,718,272	100.0%	100.0%	47,667	100.0%	100.0%
Maximum	9,154,185	105.0%	200.0%	55,437	116.3%	200.0%
Actual**	9,383,664	107.6%	200.0%	93,726	196.6%	200.0%

*

The threshold, target, and maximum annual incentive award for each named executive officer is reported in the Grants of Plan-Based Awards Table in this proxy statement. The percentage of Target annual incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified above.

**	Company’s actual performance is presented after adjustments as approved by the Board of Directors under the terms of the Executive Cash Incentive Plan of 2015.

3. Long-Term Incentive Awards

Each executive officer is provided a long-term incentive award opportunity that consists of a mix of 50% performance cash and 50% restricted stock.

35	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Long-Term Performance Cash Incentive Awards. When designing the 2020 LTIP plan, the Committee first evaluated whether to continue the existing LTIP design in light of current business conditions. The Committee considered whether the metrics were appropriate to the current state of the business, especially considering that the food distribution and retail sectors have experienced significant disruption over the past few years. The Committee determined the metrics were appropriate, and next focused on the manner in which performance under the LTIP was measured.

Prior LTIP plans utilized a three-year performance period, and performance was measured against the performance results on the last day of the three-year performance period, without regard to performance at intervals during the three-year performance period. Mindful that business responses to disruption often require unforeseen investment and realignment of priorities, and considering the impact disruptions have had on achievement of the LTIP cash incentive opportunities for prior periods, the Committee decided to include annual growth targets, in addition to measuring performance against the metrics on the last day of the three-year performance period. To avoid increasing the total compensation opportunity by adding the annual measurement points, the Committee capped the total LTIP opportunity at the payout available on achievement of the three-year metrics.

In May 2020, each named executive officer other than Mr. Eidson and Mr. Sarsam was granted an opportunity to earn a long-term performance cash incentive award under the 2020 LTIP. Mr. Sarsam was granted a pro-rated 2020 LTIP award when he joined the Company in September 2020. Under the 2020 LTIP, each award is based on three metrics:

1.	Adjusted Earnings Per Share (“Adjusted EPS”) — a basis for the valuation of our stock and an effective measure of our financial performance and the growth of shareholder wealth.
2.	Plan-Based Return on Invested Capital (“ROIC”) — a measure of the profitability and value-creating potential after taking into account the amount of initial capital invested.
3.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”) — which we define as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including share-based payments and the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of the Company, costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of net earnings.

The cash portion of the May 2020 award opportunity is based on the following:

Performance Measurement (For 2020 through Fiscal 2022)	Percentage of Long- Term Cash Incentive Award
Adjusted EPS	40%
ROIC	20%
Adjusted EBITDA	40%

The maximum amount a participant can earn on the performance cash portion of the 2020 LTIP is determined by reference to the final-year performance target; there is the potential for an upside opportunity if the final year target performance is exceeded, with a maximum payout equal to 200% of the total target cash opportunity. The amount that can be earned for achieving an annual growth target is 25% of the target level for each year of the three-year performance periods, with no upside opportunity. The Committee capped the total 2020 LTIP opportunity at the payout available on achievement of the three-year metrics.

36	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The amount of each component of the long-term cash incentive award earned for the three-year performance period will be determined according to the following matrices (the percentage of Target long-term cash incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified in each table):

MAY 2020 LONG-TERM CASH AWARD

ADJUSTED EPS COMPONENT

	Annual Measurement		Final-year Measurement
	Percentage of Earnings Per Share Achieved	Percent of Target Long- Term Cash Incentive Award Paid	Percentage of Earnings Per Share Achieved	Percent of Target Long- Term Cash Incentive Award Paid
	<90.0%	0%	<80%	0%
Threshold	90.0%	10.0%	80.0%	10.0%
Target	100.0%	100.0%	100.0%	100.0%
Maximum	100.0%	100.0%	≥116.3%	200.0%

MAY 2020 LONG-TERM CASH AWARD

ROIC COMPONENT

	Annual Measurement		Final-year Measurement
	Percentage of Plan ROIC Achieved	Percent of Target Long- Term Cash Incentive Award Paid	Percentage of Plan ROIC Achieved	Percent of Target Long- Term Cash Incentive Award Paid
	<92%	0%	<80%	0%
Threshold	92.0%	10.0%	80.0%	10.0%
Target	100.0%	100.0%	100.0%	100.0%
Maximum	100.0%	100.0%	≥116.3%	200.0%

 MAY 2020 LONG-TERM CASH AWARD

ADJUSTED EBITDA COMPONENT

	Annual Measurement		Final-year Measurement
	Percentage of Adjusted EBITDA Achieved	Percent of Target Long- Term Cash Incentive Award Paid	Percentage of Adjusted EBITDA Achieved	Percent of Target Long- Term Cash Incentive Award Paid
	<95%	0%	<80%	0%
Threshold	95.0%	50.0%	80.0%	10.0%
Target	100.0%	100.0%	100.0%	100.0%
Maximum	100.0%	100.0%	≥116.3%	200.0%

The potential values of the long-term cash incentive award are set forth below.

	Adjusted EPS (40%)			Adjusted EBITDA 40%)			ROIC (20%)			Target Long-Term Cash Incentive
Name	Threshold	Target	Max.	Threshold	Target	Max.	Threshold	Target	Max.	Award Value
Sarsam	$48,509	$485,096	$970,191	$242,548	$485,096	$970,191	$24,255	$242,547	$485,096	$1,212,739
Shamber	12,500	125,000	250,000	62,500	125,000	250,000	6,250	62,500	125,000	312,500
Mahoney	12,800	128,000	256,000	64,000	128,000	256,000	6,400	64,000	128,000	320,000
Trupiano	8,000	80,000	160,000	40,000	80,000	160,000	4,000	40,000	80,000	200,000
Raya	10,000	100,000	200,000	50,000	100,000	200,000	5,000	50,000	100,000	250,000
Lentz	12,000	120,000	240,000	60,000	120,000	240,000	6,000	60,000	120,000	300,000

37	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The following table shows the status of all outstanding long-term incentive cash awards as of January 2, 2021 under the long-term cash incentive program.

Award Date	Performance Measure	Performance Period	Actual Performance as % of Target[1]	Payout Earned	Payout Due
May 20, 2020	Adj. EPS	FYE 12/31/22	TBD	TBD
	ROIC	FYE 12/31/22	TBD	TBD	After fiscal 2022
	Adj. EBITDA	FYE 12/31/22	TBD	TBD
March 1, 2019	Adj. EPS	FYE 01/01/22	TBD	TBD
	ROIC	FYE 01/01/22	TBD	TBD	After fiscal 2021
	Adj. EBITDA	FYE 01/01/22	TBD	TBD
March 1, 2018	Adj. EPS	FYE 01/02/21	86.6%	39.9%
	ROIC	FYE 01/02/21	86.4%	0	After fiscal 2020
	Adj. EBITDA	FYE 01/02/21	86.0%	0

(1)	Company’s actual performance is after adjustments approved by the Board of Directors under the terms of the Executive Cash Incentive Plan of 2015.

Restricted Stock Awards. In June 2020 grants of restricted stock were awarded to the named executive officers, other than Mr. Eidson, which vest in equal annual installments over four years beginning on the first anniversary of the date of grant. Mr. Eidson’s restricted stock grants are discussed under “Interim Chief Executive Officer Compensation” above and detailed in the Grants of Plan-Based Awards table below.

	Shares of Restricted Stock Granted	Restricted Stock Grant Value
Mr. Sarsam	22,312	$386,444
Mr. Shamber	14,596	312,208
Ms. Mahoney	14,948	319,738
Ms. Trupiano	9,344	199,868
Ms. Raya	11,680	249,835
Mr. Lentz	14,016	299,802

Stock Ownership Guidelines

SpartanNash’s Board of Directors has established stock ownership guidelines for corporate officers. These guidelines are designed to help ensure that officers share downside risk and upside potential with other shareholders. Our executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a percentage of the executive’s annual base salary. The percentages are as follows:

Position	Percentage of Base Salary
Chief Executive Officer	500%
Executive Vice Presidents	300%
Senior Vice Presidents	200%
Vice Presidents; Regional and Divisional Vice Presidents	100%

Until the specified level of ownership is achieved, in any calendar year an executive is permitted to sell no more than 50% of the shares that vest (net of taxes) under the Company’s stock incentive plans in that calendar year. As of January 2, 2021, all the Company’s named executive officers had achieved the target ownership level or were making satisfactory progress toward the target levels and in compliance with the Company’s stock ownership policy.

38	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Personal Benefits and Perquisites

Perquisites play a minor role in the Company’s compensation program. The Company has retained a firm to provide tax and financial planning services for its named executive officers, and executives are provided with an annual physical examination. In 2020, the Board of Directors authorized the Company to provide or reimburse the Interim Chief Executive Officer’s travel to Company locations from his home in Florida and to provide him with necessary temporary housing and transportation in the Grand Rapids area. This arrangement was unique to the temporary nature of Mr. Eidson’s role as Interim Chief Executive Officer. Mr. Eidson had previously retired from SpartanNash and relocated permanently. Mr. Eidson did not wish to serve as Chief Executive Officer other than in an interim capacity. Because Mr. Eidson would not be relocating, the Company could not offer him the customary relocation benefit offered to executives. The Board of Directors does not expect to provide or reimburse such expenses in other circumstances. Mr. Sarsam was provided the Company’s customary relocation benefit offered to executives, as well as reimbursement for the legal fees associated with the preparation and negotiation of Mr. Sarsam’s employment agreement.

Risk Considerations

The Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	we structure our pay to consist of both fixed compensation and variable compensation;
•	we cap our cash incentive opportunities;
•	equity awards generally vest over four years, creating incentives for long-term growth;
•	the Company may recover incentive-based compensation under the Company’s clawback policy; and
•	we have stock ownership requirements to incentivize long-term sustainable growth.

Severance and Change in Control Payments

SpartanNash believes that severance payments upon certain terminations of employment benefit the Company and the shareholders by allowing executives to remain focused during uncertain times while also obtaining restrictive covenants for the benefit of the Company. SpartanNash also believes that benefits payable upon a “double-trigger” of both termination of employment and a change in control benefit the Company and the shareholders by motivating and encouraging each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, and by motivating the executives in the period leading up to a potential change in control. All equity awards are issued with a “double trigger” vesting provision. To accomplish these goals, SpartanNash has entered into an employment agreement and an executive severance agreement with each named executive officer other than the Interim Chief Executive Officer.

Under the terms of our equity based compensation plans and our executive employment and severance agreements, the non-interim named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a change in control of the Company. The specific terms of these arrangements and an estimate of the compensation that would have been payable had they been triggered as of year-end are described in detail in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.” The terms and conditions of these arrangements are the result of arms-length negotiations between the Compensation Committee and the Company’s executive officers.

The termination of employment provisions of the executive employment and severance agreements are intended, in part, to address retention concerns by providing these individuals with a certain amount of compensation that would offset the potential disincentive to support an effort that would result in a change in control of the Company that could threaten the executive’s job.

39	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Shareholder Say-On-Pay Votes

The Company provides its shareholders with the opportunity to cast a say-on-pay vote annually, which is an advisory vote on executive compensation. At the Company’s Annual Meeting held in May 2020, over 91% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation, and generally did not change its approach in 2020. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Income Tax Deduction

Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income. However, Section 162(m) of the Code generally prohibits publicly-held corporations from deducting more than $1 million per year in compensation paid to certain executive officers. The executive officers to whom Section 162(m) of the Code applies for 2020 include the Company’s Chief Executive Officer and Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016. While the Compensation Committee considers tax consequences to the Company as a factor when it makes compensation determinations, the Compensation Committee reserves discretion to award compensation to the named executive officers that is not deductible under Section 162(m) of the Code, as the Compensation Committee deems appropriate.

40	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in SpartanNash’s annual report on Form 10- K and proxy statement.

Respectfully submitted,

Yvonne R. Jackson, Chair

Douglas A. Hacker

Matthew Mannelly

William R. Voss

The information contained in the “Compensation Committee Report” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act unless and only to the extent that the Company specifically incorporates it by reference.

41	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

SUMMARY COMPENSATION TABLE

The following table shows certain information concerning the compensation earned by each person who served in the capacity of the Chief Executive Officer and the Chief Financial Officer, each of the Company’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer who were serving as executive officers as of the end of 2020, and one individual for whom disclosure would have been required but his employment terminated prior to the end of the fiscal year (the officers identified in the table below are referenced in this Proxy Statement as the “named executive officers”). Compensation earned by Mr. Eidson related to his Board of Directors service is excluded.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Phantom Units	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Tony Sarsam	2020	$245,192	$—	$386,444	$—	$612,981	$276	$1,244,893
President and CEO
Dennis Eidson	2020	1,146,923	291,667	675,055	1,290,000	492,308	488,322	4,384,274
Former President and CEO	2019	538,462	600,000	—	1,437,071	307,692	363,811	3,247,036
Mark Shamber	2020	481,250	—	312,208	—	739,930	28,586	1,561,974
EVP and CFO	2019	460,000	—	303,670	—	152,950	36,745	953,365
	2018	456,154	—	303,448	—	122,923	21,738	904,263
Walt Lentz	2020	625,688	324,545	299,802	—	720,720	1,191,044	3,161,799
Former EVP and President, Distribution
Kathleen M. Mahoney	2020	481,250	—	319,738	—	628,572	79,734	1,509,294
EVP and CLO	2019	460,000	—	310,898	—	121,440	89,779	982,117
	2018	458,077	100,000	323,665	—	114,231	44,729	1,040,702
Yvonne Trupiano	2020	440,769	—	199,868	—	553,023	47,554	1,241,214
EVP and CHRO	2019	400,000	—	146,709	—	114,000	52,709	713,418
	2018	393,269	—	152,776	—	78,655	30,872	655,572
Lori Raya	2020	424,231	—	249,835	—	509,077	28,192	1,211,335
EVP and CMMO	2019	346,154	—	242,892	—	98,654	17,612	705,312

(1) Mr. Eidson received bonuses in 2019 and 2020 under his interim employment agreement. Mr. Lentz received a pro-rated retention award payment upon the elimination of his position. In 2018 Ms. Mahoney earned a retention bonus. This bonus opportunity was granted in connection with her appointment as President, MDV in May 2017. Ms. Mahoney served as President, MDV until February 2020.

(2) These amounts represent the grant date fair value of restricted stock awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

(3) The following table provides details regarding the non-equity incentive compensation earned by each named executive officer in 2020:

Name	Annual Cash Incentive Award Earned	Interim CEO Cash Incentive Award Earned	Adj. EPS Portion of Long-Term Incentive Award Earned	ROIC Portion of Long-Term Incentive Award Earned	Adj. EBITDA Portion of Long-Term Incentive Award Earned	Total
Mr. Sarsam	$612,981	$—	$—	$—	$—	$612,981
Mr. Eidson	—	492,308	—	—	—	492,308
Mr. Shamber	692,050	—	47,880	—	—	739,930
Mr. Lentz	720,720	—	—	—	—	720,720
Ms. Mahoney	577,500	—	51,072	—	—	628,572
Ms. Trupiano	528,923	—	24,100	—	—	553,023
Ms. Raya	509,077	—	—	—	—	509,077

(4)

“All Other Compensation” includes the value of Company matching contributions to each executive’s qualified and non-qualified retirement plans, dividends on unvested restricted stock awards, termination payments, perquisites, and Company paid life insurance premiums (a benefit that is generally available to the Company’s salaried associates). The following table provides details regarding all other compensation paid to named executive officers for 2020:

42	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Name	Qualified Savings Plan Match	Nonqualified Savings Plan Match	Dividends on Unvested Stock or Phantom Awards	Insurance Premiums	Financial Planning & Health Screening	Vacation Payout, Severance	Travel, Relocation(c)	Total
Mr. Sarsam	$—	$—	$—	$276	$—	$—	$—	$276
Mr. Eidson	11,400	—	89,354	920	18,150	96,923(a)	271,575	488,322
Mr. Shamber	11,400	—	16,399	787	—	—	—	28,586
Mr. Lentz	11,400	—	8,760	1,027	16,259	643,846(b)	509,752	1,191,044
Ms. Mahoney	11,377	11,644	19,382	787	36,544	—	—	79,734
Ms. Trupiano	11,234	9,806	9,175	729	16,610	—	—	47,554
Ms. Raya	11,400	8,489	7,607	696	—	—	—	28,192

(a)	Payment consists of accrued vacation of $96,923 for Mr. Eidson.
(b)	Payments consist of severance of $620,000 and accrued vacation of $23,846 for Mr. Lentz.
(c)

The Company provided transportation and reimbursed travel expenses for Mr. Eidson as he maintains his primary residence in Florida, in accordance with his temporary employment agreement. In accordance with the terms of Mr. Lentz’s hire, he was reimbursed in the amount of $287,500 related to a loss he incurred on the sale of his primary residence in connection with his relocation to Grand Rapids, Michigan, and related personal tax liabilities of $222,252.

43	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of an award made to the named executive officers in 2020.

			Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards(2)
Name	Award Type(1)	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards(3)
Tony Sarsam	AIP	3/1/20	38,005	306,490	612,981
	LTIP	3/1/20	315,312	1,212,739	2,425,478
	Equity	9/21/20				22,312	386,444
Dennis Eidson	Interim	2/7/20	$—	$200,000	$200,000
	Interim	5/7/20	—	200,000	200,000
	Retention	8/10/20	—	116,667	116,667
	Retention	9/8/20	—	116,667	116,667
	Retention	10/7/20	—	116,667	116,667
	Phantom	2/6/20				32,862	$430,000
	Phantom	5/6/20				26,825	430,000
	Phantom	8/6/20				19,926	430,000
	Equity	8/10/20				10,403	230,218
	Equity	9/8/20				12,339	218,154
	Equity	10/7/20				13,461	226,683
Mark Shamber	AIP	3/1/20	41,267	336,875	673,750
	LTIP	3/1/20	81,250	312,500	625,000
	Equity	6/1/20				14,596	312,208
Walt Lentz	AIP	3/1/20	61,122	492,919	985,839
	LTIP	3/1/20	78,000	300,000	600,000
	Equity	6/1/20				14,016	299,802
Kathleen M. Mahoney	AIP	3/1/20	35,372	288,750	577,500
	LTIP	3/1/20	83,200	320,000	640,000
	Equity	6/1/20				14,948	319,738
Yvonne Trupiano	AIP	3/1/20	32,397	264,462	528,923
	LTIP	3/1/20	52,000	200,000	400,000
	Equity	6/1/20				9,344	199,868
Lori Raya	AIP	3/1/20	31,181	254,538	509,077
	LTIP	3/1/20	65,000	250,000	500,000
	Equity	6/1/20				11,680	249,835

(1)

“AIP” denotes an annual cash incentive award under the 2015 Executive Cash Incentive Plan. “LTIP” denotes a long-term incentive award under the 2015 Executive Cash Incentive Plan. “Equity” denotes an award of restricted stock that was made pursuant to the 2020 Stock Incentive Plan. "Interim" refers to an award under the quarterly cash incentive program pursuant to the Interim Chief Executive Officer employment agreement. “Retention” refers to monthly cash incentive awards under the extension of the Interim Chief Executive Officer employment agreement. "Phantom" denotes a phantom unit award that was made pursuant to the Interim Chief Executive Officer employment agreement.

(2)

The amounts reported in these rows represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for the annual cash incentive award (AIP) and that can be earned for the long term incentive award opportunities (LTIP) under the Executive Plan. For details regarding how these amounts are determined, see the Compensation Discussion and Analysis section of this proxy statement.

(3)	Amounts reported represent the aggregate grant date fair value determined in accordance with ASC 718.

44	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Discussion of Summary Compensation and Plan-Based Awards Tables

Employment Agreements. Each current executive officer has an employment agreement with the Company providing for employment for an indefinite period of time until termination of employment. Employment terminates automatically in the event of death, and the Company may terminate the executive’s employment for cause or for disability if he or she is no longer able to perform the essential functions of the position.

Non-Equity Incentive Plan Awards. For 2020, each named executive officer other than Mr. Eidson was granted the opportunity to earn cash incentive compensation on an annual basis, and a long-term incentive award to be earned based on performance over three years under the Company’s shareholder-approved Executive Plan. Mr. Eidson’s incentive compensation arrangements are set forth in his employment agreement and described above in the section “Interim Chief Executive Officer Compensation”.

The Executive Plan is a non-equity incentive compensation plan that is designed to motivate executive officers and other participants who are positioned to make substantial contributions toward the achievement of goals established under the plan. The plan’s objectives include:

•	motivating participants to achieve SpartanNash’s annual financial and business objectives;
•	providing a competitive incentive compensation opportunity; and
•	creating linkage between participant contribution and SpartanNash’s business and financial objectives.

Restricted Stock. All shares of restricted stock were awarded to NEOs pursuant to the Stock Incentive Plan of 2020. Awards under SpartanNash’s equity compensation plans are designed to:

•	align executive and shareholder interests;
•	reward executives and other key associates for building shareholder value; and
•	encourage long-term investment in SpartanNash.

The shares of restricted stock granted in 2020 to the NEOs other than Mr. Eidson vest in four equal yearly increments. If the employment of an executive officer is terminated for any reason other than death, disability, or retirement, then all unvested shares of restricted stock are forfeited unless the Compensation Committee exercises its discretion to waive any remaining restrictions. If an executive officer dies or becomes disabled then all outstanding shares of restricted stock will vest automatically. In the event of retirement, the outstanding shares will continue to vest, provided that the executive continues to comply with the noncompetition covenants applicable to the award. For information regarding accelerated vesting of restricted stock upon termination or a change-in-control of the Company, please see the section entitled “Potential Payments Upon Termination or Change-in-Control.”

Phantom Units. Pursuant to his employment agreement with the Company, Mr. Eidson was awarded an instrument that delivered the same connectivity to shareholder interests as stock provides without the dilutive impact. Mr. Eidson was awarded an initial “phantom units” opportunity as well as the opportunity to earn additional phantom units every three months. The value of this opportunity was set as the economic equivalent of one share of SpartanNash common stock and may only be settled in cash. The maximum grant date fair value (determined in accordance with ASC 718) for the awards was $430,000 for each three month period. The phantom units vested and became payable in cash on August 6, 2020. The phantom units awarded to Mr. Eidson paid cash dividends to the same extent as a corresponding number of shares of SpartanNash common stock.

Dividends. Executives receive any dividends paid on unvested restricted shares at the rate dividends are paid on common stock for awards made under the 2015 Stock Incentive Plan. For awards made under the 2020 Stock Inventive Plan, cash dividends will not be paid on unvested equity awards, but participants earn dividend equivalents that vest at the same time as the underlying shares.

Holding Period. The shares of restricted stock awarded to the named executive officers are subject to forfeiture if not held until the restrictions applicable to the shares have elapsed. While the shares of restricted stock once vested are not subject to an express holding period, each named executive officer must comply with the Company’s stock ownership guidelines discussed on page 38.

45	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Stock In Lieu of Cash Incentive Payment. Designated associates may elect to receive all or a portion of their earned annual cash incentive payment in the form of SpartanNash Common Stock. Associates who elected to participate received SpartanNash common stock having a value equal to the portion of the annual cash incentive award designated by the associate, plus an additional grant of shares having a value of 20% of the election amount. Shares are subject to a holding period of twelve months. Mr. Shamber elected to receive a portion of his 2020 AIP payment in stock.

Non-Qualified Deferred Compensation. For information on non-qualified deferred compensation, please see the tables and accompanying narrative below.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table provides information concerning restricted stock awards that have not vested for each named executive officer outstanding as of January 2, 2021.

	Stock Awards
Name	Number of Shares or Units that have not Vested(2)	Market Value of Shares or Units that have not Vested(1)
Tony Sarsam	22,312	$388,452
Dennis Eidson	18,267	318,028
Mark Shamber	35,893	624,897
Kathleen M. Mahoney	39,479	687,329
Yvonne Trupiano	20,800	362,128
Lori Raya	21,559	375,342

(1)	The market value reflected in this column is based on a closing market price of $17.41 on December 31, 2020 (the last trading day of 2020) as reported by the Nasdaq Global Select Market.
(2)	The following table sets forth the vesting dates for unvested awards to each named executive officer as of January 2, 2021:

Vesting Schedule for Shares of Restricted Stock

Vesting Date	Tony B. Sarsam	Dennis Eidson	Mark Shamber	Kathleen M. Mahoney	Yvonne Trupiano	Lori Raya
3/1/21	5,578	18,267	8,590	10,491	5,226	3,293
6/1/21	—	—	3,649	4,576	2,336	2,920
3/1/22	5,578	—	12,239	12,723	6,577	6,213
3/1/23	5,578	—	7,766	7,952	4,325	6,213
3/1/24	5,578	—	3,649	3,737	2,336	2,920

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning vesting of restricted stock during the last completed fiscal year for each of the named executive officers on an aggregated basis. No stock options were exercised in 2020 or outstanding at fiscal year-end for any of the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Dennis Eidson	59,353	$1,012,431
Mark Shamber	8,590	106,774
Walt Lentz	3,792	47,135
Kathleen M. Mahoney	13,052	172,199
Yvonne Trupiano	5,838	75,027
Lori Raya	3,293	40,932
(1)

The dollar values reported in this column are calculated using the closing price of the stock on the date of vesting, or if the vesting date is not a day on which Nasdaq is open for trading, then the closing price on the most recent preceding trading day.

46	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

QUALIFIED DEFINED CONTRIBUTION RETIREMENT PLAN

The Company maintains the Savings Plus Plan, a qualified 401(k) defined contribution retirement plan that is generally open to all of the Company’s non-union associates. Our named executive officers are eligible to participate in the Savings Plus Plan, subject to wage and contribution limits imposed by the Internal Revenue Code.

The Savings Plus Plan allows for 100% matching contributions by the Company on the first 3% of salary and 50% matching contributions on the next 2% of salary. Matching contributions made prior to 2019 are subject to a vesting schedule for associates with less than five years of service. The Savings Plus Plan also includes a discretionary profit-sharing contribution for eligible participants. The Company did not make any profit-sharing contribution for 2020.

NON-QUALIFIED DEFERRED COMPENSATION

SpartanNash maintains a non-qualified deferred compensation plan, the Supplemental Executive Savings Plan (“SESP”), which is a non-qualified deferred compensation plan for SpartanNash’s officers and certain other associates.

The purpose of the SESP is to provide officers with the benefits that they are otherwise denied under the Company’s qualified savings plan, the Savings Plus Plan, due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the “statutory limits.” Participants in the SESP may defer up to 50% of base salary and up to 100% of any bonuses under the plan. This opportunity is in addition to a participant’s savings opportunity under the Savings Plus Plan (subject to statutory limits). Participants in the SESP are entitled to a Company-matching contribution that mirrors the matching contribution by the Company up to 5% of salary under the Savings Plus Plan, except the statutory limits do not apply.

The SESP provides participants with various investment alternatives, consisting primarily of mutual funds. The investments are only hypothetical investments, also referred to as phantom investments. The investment results for a participant are determined as if the contributions had actually been invested in the selected investment fund during the relevant time period.

The following table provides certain information regarding participation of the named executive officers in our non-qualified deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last FY(1)	Registrant Contributions In Last FY	Aggregate Earnings In Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last FYE(2)
Tony B. Sarsam	$—	$—	$—	$—	$—
Dennis Eidson	—	—	—	—	—
Mark Shamber	—	—	401	—	2,653
Walt Lentz	6,161	—	1,339	—	6,711
Kathleen M. Mahoney	31,256	11,644	33,822	—	262,611
Yvonne Trupiano	25,938	9,806	22,444	—	128,135
Lori Raya	4,162	8,489	710	—	12,920

(1)	All of the amounts in this column are also reported as either “Salary” or “Non-Equity Incentive Plan Awards” in the Summary Compensation Table of this proxy statement.
(2)

The aggregate balance at last year-end shown in this column includes Company contributions in prior years which were reported as “All Other Compensation” on the Summary Compensation Table for the applicable year. Company contributions in prior years that have previously been reported for each named executive officer are as follows: $2,069 for Mr. Shamber, $55,155 for Ms. Mahoney, and $20,563 for Ms. Trupiano.

47	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Executive Employment Agreements

Each of SpartanNash’s executive officers other than Mr. Eidson has an employment agreement with SpartanNash providing that if the officer’s employment is terminated by SpartanNash other than due to death, disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), the officer will receive the payments and benefits described and quantified in the table below. Mr. Eidson’s employment agreement did not provide for any severance pay.

Officers who are eligible for severance pay must meet certain conditions to receive the payments, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

Executives will not receive severance payments or benefits under the Executive Employment Agreements if they receive any payments or benefits under the Executive Severance Agreements, which are described below.

Executive Severance Agreements

Each executive officer other than Mr. Eidson has entered into an Executive Severance Agreement with the Company. The Executive Severance Agreements provide that if the officer’s employment with SpartanNash terminates for reasons other than a nonqualifying termination (as described below) during the two-year period following a change in control (as described below) of SpartanNash, then the officer will receive the payments and benefits described and quantified in the table below. The agreements with current executive officers include a “best net” provision, providing that severance benefits will be reduced to avoid any excise taxes, or paid in full subject to the executive paying the applicable excise taxes, whichever results in the higher payment to the executive on an after-tax basis.

SpartanNash will not provide benefits under the executive severance agreements in the event of a “nonqualifying termination.” A nonqualifying termination is defined in the agreements as any of the following: termination by SpartanNash for cause, termination by the officer (with notice to the Company) for any reason other than for good reason (as defined in the executive severance agreement), retirement of the officer, and death or disability of the officer.

The term “change in control” is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of SpartanNash, (2) the majority of the Board of Directors being comprised of persons other than the current members of the Board of Directors or their successors whose nominations were approved by at least two-thirds of the Board of Directors, or (3) the effective time of certain mergers, reorganizations, plans of dissolution or sales of substantially all of SpartanNash’s assets.

The Company believes that the Executive Employment Agreements and Executive Severance Agreements help retain our executives and keep them focused on implementing our strategic plan during a time of increased competition, consolidation, and uncertainty in our industry. The agreements benefit the Company by enabling executives to remain focused on the business of the Company in uncertain times without the distraction of potential job loss.

The following table summarizes the potential payments and benefits payable to each named executive officer upon termination for the reasons set forth below. For executives other than Mr. Lentz, the disclosure assumes that the triggering event took place on January 2, 2021 (and that no change in control took place before the triggering event). Mr. Lentz’s employment terminated on December 31, 2020. The table below sets forth the payments actually made or expected to be made to him in connection with his separation.

48	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Potential Payments Upon Termination Not in Connection

With a Change in Control

	Tony B. Sarsam	Mark Shamber	Walt Lentz	Kathleen M. Mahoney	Yvonne Trupiano	Lori Raya
Termination Other than for Death, Disability or Cause(1)(2)
Lump-Sum Salary Payment(3)	$850,000	$475,000	$643,846	$475,000	$440,000	$420,000
Health Coverage Reimbursement (COBRA)(4)	23,366	22,901	6,830	6,834	23,366	7,434
Outplacement Assistance	25,000	25,000	25,000	25,000	25,000	25,000
Restricted Stock Vesting(5)	—	—	—	687,329	—	—
Annual Cash Incentive Award(6)	612,981	673,750	720,720	577,500	528,923	509,077
Long-Term Cash Incentive Award(7)	172,739	268,277	211,581	276,759	149,052	176,318
TOTAL	$1,684,086	$1,464,928	$1,607,977	$2,048,422	$1,166,341	$1,137,829
Death or Disability
Restricted Stock Vesting(5)	388,452	624,897	—	687,329	362,128	375,342
Phantom Units	—	—	—	—	—	—
Annual Cash Incentive Award(6)	612,981	673,750	—	577,500	528,923	509,077
Long-Term Cash Incentive Award(8)	152,866	360,379	—	371,071	191,432	249,999
TOTAL	$1,154,299	$1,659,026	$—	$1,635,900	$1,082,483	$1,134,418

(1)

Under the Employment Agreements, the Company will provide severance payments and benefits only if the named executive officer is terminated by the Company at will (i.e., not for death, disability, or “cause” as defined in the agreements), or if the executive terminates the employment for “good reason,” as defined in the Employment Agreements.

(2)	Any named executive officer who is terminated for cause (as defined in the Employment Agreements) will receive only salary and benefits accrued as of the date of termination.
(3)	The Employment Agreement with each named executive officer requires lump-sum payment of an amount equal to the executive’s annual salary as of the date on which employment terminates.
(4)

The amounts would be paid as reimbursement by the Company to the executive for the COBRA continuation coverage premium necessary to continue the named executive officer’s then-current health, dental, vision, and prescription drug coverage (for the executive and any dependents) for a period of 52 weeks following termination.

(5)

Under the terms of the Company’s stock incentive plans, if a Plan participant becomes disabled or dies, then the participant will receive a pro-rata portion of any unvested restricted stock, but the plans also permit the Compensation Committee, in its sole discretion, to waive any restrictions remaining on any remaining shares of restricted stock before or after the death, retirement, or disability of the participant. Pursuant to its discretionary authority, the Compensation Committee has included in the terms and conditions of each grant of restricted stock to the named executive officers a provision for the automatic vesting of restricted stock upon the death or disability of the named executive officer. Under the terms of the Executive Plan and the Company’s equity incentive plans, an associate is eligible for retirement after attaining age 65, or age 55 if the associate has 10 years of service. Ms. Mahoney is eligible for retirement status. The other named executive officers are not eligible for retirement.

(6)

In the event of retirement, death, or disability before the completion of the performance period, the named executive officer will earn a pro-rata portion of the award based on the number of weeks of employment during the performance period. Mr. Sarsam is entitled to a pro-rata portion of the award if he is terminated without cause. Any earned amount of the annual cash incentive award was earned as of the end of 2020 (the date of the assumed triggering event) and is included in the Non-Equity Incentive Compensation reported in the Summary Compensation Table. Ms. Mahoney is eligible for retirement status. The other named executive officers are not eligible for retirement.

(7)

If a named executive officer retires during the performance period, then the payout, if any, will be the amount the officer would have earned had he or she remained employed with the Company for the full performance and vesting period based on actual performance results, paid on a pro-rated basis according to the length of employment during the performance period. If an officer retires after the performance period but before the vesting date, the earned portion of the award, if any, will be paid in full. The amounts reported in the table are based on projected performance for fiscal 2021 and 2022.

(8)

If a named executive officer dies or becomes disabled with 12 months or more remaining in the performance period, the target bonus will be paid on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled with less than 12 months remaining in the performance period, the payout, if any, will be paid based on actual performance results on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled after the performance period, any earned portion of the award will be paid. The amounts reported in the table are based on projected performance for fiscal 2021 and 2022.

49	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The following table summarizes the potential payments and benefits payable to each of SpartanNash’s named executive officers upon termination after a change of control of the Company, assuming that the change in control and termination took place on January 2, 2021.

Potential Payments Upon Termination in Connection

With a Change in Control

	Tony B. Sarsam	Mark Shamber	Kathleen M. Mahoney	Yvonne Trupiano	Lori Raya
Lump Sum Payment(1)	$4,454,327	$2,306,635	$2,114,135	$1,946,308	$1,866,231
Long-Term Cash Incentive Award(2)	172,739	373,920	384,937	200,099	260,832
Acceleration of Restricted Stock(3)	388,452	624,897	687,329	362,128	375,342
Continued Benefits(4)	122,749	119,106	61,360	116,956	52,602
Outplacement Services(5)	25,000	25,000	25,000	25,000	25,000
Adjustment to Avoid Excise Tax(6)(7)	(365,975)	—	(207,470)	—	—
TOTAL	$4,797,292	$3,449,558	$3,065,291	$2,650,491	$2,580,007

(1)

Under the Executive Severance Agreements, the officer is entitled to receive a lump sum payment equal to the sum of: (a) the executive’s unpaid base salary through the date of termination, (b) any unpaid annual incentive awards that have been earned and become payable, (c) a pro-rata portion of the executive’s target bonus under the Incentive Plan for the year of termination, and (d) an amount equal to twice the sum of: (i) the higher of the executive’s annual base salary rate as of the date of termination and base salary on the date before the change in control; and (ii) the higher of the executive’s current year target bonus under the Incentive Plan (with such calculations to be made as though the target level has been achieved) and the current-year forecasted bonus under the Incentive Plan as of the Date of Termination. If the Board of Directors has not established a target bonus under the Incentive Plan for the current year at the time of the change in control, then the previous year’s target bonus will be used to determine the amounts described above in clauses (c) and (d)(ii).

(2)

Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award, upon a change in control of the Company during the performance period, the officer will earn a long-term cash incentive award equal to the greater of the target amount or the projected earned amount of the award based on the Company’s performance as of the date of the change in control, to be paid on a pro-rata basis for the length of employment during the performance period prior to the change in control. If a change in control follows the performance period, any earned but unvested portion of the award will be payable in full upon the earliest to occur of the termination of the officer’s employment for any reason, the applicable vesting date, or the date that is the 15th day of the third month following the change in control. The amounts reported in the table reflect projected performance for fiscal 2021 and 2022.

(3)	Upon a change in control, the officer’s unvested shares of restricted stock will vest.
(4)

Under the Executive Severance Agreements, each named executive officer will receive reimbursement for the following benefits (a) for 24 months, all health, dental, vision and prescription drug benefits for the officer and his or her family; (b) for 12 months, tax and financial planning benefits; and (c) for 24 months, Company funded life insurance coverage. The reimbursement amount also includes an amount necessary to eliminate the income tax cost to the named executive officer resulting from any conversion of such benefits from non-taxable employee benefits to taxable reimbursements.

(5)	Under the Executive Severance Agreement, the named executive officer is entitled to outplacement assistance in an amount not to exceed $25,000.
(6)

Upon a change in control, associates may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The agreements generally contain a “best net” provision, providing that severance benefits will be reduced to avoid any excise taxes, or paid in full subject to the executive paying the applicable excise taxes, whichever results in the higher payment to the executive on an after-tax basis.

(7)

The calculations used to determine potential excise tax liability under Section 280G are based on an excise tax rate of 20%, a 37% effective federal income tax rate, a 2.35% Medicare tax rate and applicable state and local income tax rates.

50	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

PAY RATIO DISCLOSURE

Our Chief Executive Officer to median employee pay ratio is calculated in accordance with SEC rules. We identified our median employee, excluding the Chief Executive Officer, as of January 2, 2021 by using total cash compensation as our consistently applied cash compensation measure. The amount calculated in this manner was $21,012. Our Chief Executive Officer Tony Sarsam’s total compensation, as reported in the Summary Compensation Table was $1,228,547. Our 2020 Chief Executive Officer to median employee pay ratio is 58:1.

51	SpartanNash Company Proxy Statement

COMPENSATION OF DIRECTORS

The Nominating and Corporate Governance Committee evaluates whether the Company’s non-employee directors are fairly compensated for their services to the Company. Employee directors do not receive compensation for service as a director. In making director compensation decisions, the Committee is guided by three basic principles:

•	compensation should fairly pay directors for services expected of a director of a company of similar size and scope to the Company;
•	compensation should align directors’ interests with the long-term interests of shareholders; and
•	the structure of the compensation should be transparent and easy for shareholders to understand.

The Committee conducts periodic reviews of non-employee director compensation with these guiding principles in mind.

The Company does not pay meeting fees. The director compensation structure for 2020 was as follows:

•	All non-employee directors (other than the Chairman): $75,000 cash retainer and $125,000 equity award;
•	Non-employee Chairman of the Board: $165,000 cash retainer and $135,000 equity award;
•	Lead Independent Director: additional $25,000 cash retainer;
•	Audit Committee Chair: $25,000 cash retainer;
•	Audit Committee Members: $12,500 cash retainer;
•	Compensation Committee Chair: $20,000 cash retainer;
•	Compensation Committee Members $10,000 cash retainer;
•	Nominating & Governance Committee Chair: $15,000 cash retainer; and
•	Nominating & Governance Committee Members: $7,500 cash retainer.

The chairs of the committees receive compensation from the chair cash retainer above, as well as compensation as members of the committees.

In November 2020, with the assistance of its compensation consultant FW Cook, the Nominating and Governance Committee reviewed with compensation paid to directors to ensure it remained competitive.   FW Cook benchmarked the director compensation paid by the Company to the director compensation paid by the Company’s peer group and identified three areas where the Company’s director compensation structure was no longer competitive: cash retainer; equity retainer; and lead Director retainer. In accord with the recommendation made by the Committee compensation consultant, the Nominating and Corporate Governance Committee recommended, and the Board approved, a change to the structure for director compensation to be paid following the Board’s November 2020 meeting. That revised structure is as follows:

•	All non-employee directors (other than the Chairman): $80,000 cash retainer and $130,000 equity award;
•	Non-employee Chairman of the Board: $170,000 cash retainer and $140,000 equity award;
•	Lead Independent Director: additional $30,000 cash retainer;
•	Audit Committee Chair: $25,000 cash retainer;
•	Audit Committee Members: $12,500 cash retainer;
•	Compensation Committee Chair: $20,000 cash retainer;
•	Compensation Committee Members $10,000 cash retainer;
•	Nominating & Governance Committee Chair: $15,000 cash retainer; and
•	Nominating & Governance Committee Members: $7,500 cash retainer.

The chairs of the committees receive compensation from the chair cash retainer above, as well as compensation as members of the committees.

52	SpartanNash Company Proxy Statement

COMPENSATION OF DIRECTORS (cont’d)

The Board established the Transition Committee in 2019, comprised of the three Board members who led the Board’s decision to effect a leadership change in 2019 (Mr. Eidson, Mr. Hacker and Ms. Jackson) and Mr. Mannelly. The Board decided that it was most appropriate to determine the compensation to be paid to the Transition Committee members for their work leading to the leadership change and in leading the search to secure the new President and Chief Executive Officer after those efforts were complete. By determining compensation after the work was complete, the Board would have better visibility to the extent of the efforts required over the course of the Committee’s work.

After reviewing the extensive efforts of the Transition Committee members over the approximate 18 month period of service, the Nominating and Corporate Governance Committee recommended, and the Board agreed, that the non-executive members of the Transition Committee should be compensated as follows:

Mr. Hacker, Chair: $130,000

Ms. Jackson: $100,000

Mr. Mannelly, $70,000.

The Company has established stock ownership guidelines for non-employee directors to help align the interests of directors with those of our shareholders. Under these guidelines, each director is expected to acquire and continue to hold shares of the Company’s common stock having an aggregate market value that equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Each director is expected to achieve the target ownership level within five years of becoming a director. As of January 2, 2021, each of the Company’s non-employee directors had achieved the target ownership level or were making satisfactory progress toward the target levels and in compliance with the Company’s stock ownership policy. The following table provides information concerning the compensation of non-employee directors for SpartanNash’s last completed year.

53	SpartanNash Company Proxy Statement

COMPENSATION OF DIRECTORS (cont’d)

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid in Cash(1)	Stock Awards(2)(3)	Total(4)
M. Shân Atkins	$120,000	$124,896	$244,896
Dennis Eidson	12,692	83,573	96,265
Dr. Frank M. Gambino	87,500	124,896	212,396
Douglas A. Hacker	247,500	124,896	372,396
Yvonne R. Jackson	212,500	124,896	337,396
Matthew Mannelly	155,000	124,896	279,896
Elizabeth A. Nickels	96,875	124,896	221,771
Hawthorne L. Proctor	87,500	124,896	212,396
William R. Voss	107,500	124,896	232,396

(1)

Fees earned for Dennis Eidson during 2020 represent the director compensation that he earned after his service as Interim Chief Executive Officer. The fees above were earned for being the Chairman of the Board. The earnings reported in the table above are not included in the executive compensation tables. Fees earned above for Elizabeth Nickels also included a payment that was missed in 2019 of $1,875.

(2)	These amounts represent the portion of the grant date fair value of restricted stock determined in accordance with ASC 718.
(3)

On June 1, 2020 each non-employee director except the Chairman was issued 5,839 shares of restricted stock pursuant to the Stock Incentive Plan of 2020, which vest on May 26, 2021. Each award had a grant date fair value of $21.39 per share (for an aggregate value of $124,896). Dennis Eidson was issued 4,443 shares as the Chairman of the Board on November 17, 2020, at a grant date fair value of $18.81 per share, also vesting May 26, 2021. Phantom units earned by Dennis Eidson as Interim Chief Executive Officer are included in the executive compensation tables.

(4)	The following table presents the number of outstanding shares of restricted stock held by each non-employee director named above as of January 2, 2021:
Name	Shares of Restricted Stock Outstanding
M. Shân Atkins	5,839
Dennis Eidson	4,443
Dr. Frank M. Gambino	5,839
Douglas A. Hacker	5,839
Yvonne R. Jackson	5,839
Matthew Mannelly	5,839
Elizabeth A. Nickels	5,839
Hawthorne L. Proctor	5,839
William R. Voss	5,839

54	SpartanNash Company Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Hacker, Ms. Jackson, Mr. Voss and Mr. Mannelly served as members of the Compensation Committee for all of fiscal 2020. None of the above members of the Compensation Committee was an officer or associate of SpartanNash or formerly an officer of SpartanNash. None of SpartanNash’s executive officers served as a member of a compensation committee (or board committee performing a similar function) for another entity or served as a director of another entity with an executive officer that serves on the SpartanNash Board of Directors.

55	SpartanNash Company Proxy Statement

TRANSACTIONS WITH RELATED PERSONS

SpartanNash recognizes that transactions with related persons can present potential or actual conflicts of interest. Accordingly, the Company has adopted written policies and procedures intended to ensure that potential conflicts of interests are identified, reviewed, approved, and disclosed as necessary. The Company has regular communications with related persons and relevant associates regarding these policies.

It is the responsibility of SpartanNash’s management to conduct an appropriate review of all transactions with “related persons” (as defined by Nasdaq and SEC rules) for potential conflicts of interest situations on an ongoing basis. Pursuant to Nasdaq Listing Rule 5630 and the Audit Committee Charter, the Audit Committee must evaluate and approve every proposed transaction with a related person. For any proposed transaction in which a director has an interest, SpartanNash’s general policy is that the director may proceed with the transaction only if the material facts of the transaction and the director’s interest in the transaction have been disclosed to the Audit Committee of the Board, the Audit Committee determines that the transaction is fair to SpartanNash, and the transaction is approved by the Audit Committee. There are no established criteria for evaluating such transactions, and the Audit Committee may consider any information or factors as it deems appropriate in making this determination. However, the Audit Committee may not determine that the proposed transaction is “fair” to the Company unless it determines that the transaction will be made on terms no less favorable than those offered generally to entities that are not affiliated with any director.

Directors and executive officers are required to complete an annual written questionnaire that solicits information regarding any direct or indirect interest that they or members of their family may have in any transaction or series of transactions involving the Company and having a value of $120,000 or more. Directors and executive officers are required to promptly update the Company of any change in the information provided by them in the questionnaire.

SpartanNash has adopted a written conflict of interest policy that requires all associates to report actual and potential conflicts of interest to the Company’s internal auditor.

There were no related person transactions requiring disclosure under SEC rules during 2020 or the current year to the date of this proxy statement.

56	SpartanNash Company Proxy Statement

DELIQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires SpartanNash’s directors and officers and persons who beneficially own more than 10% of the outstanding shares of SpartanNash common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish SpartanNash with copies of all Section 16(a) reports they file with the SEC. SpartanNash and its legal counsel file Forms 4 and other reports under Section 16(a) on behalf of directors and executive officers to report transactions with the Company under our compensation and benefit plans. Based solely on our review of the copies of such reports filed electronically with the SEC, and written representations from certain reporting persons that no reports on Form 5 were required for those persons for 2020, we believe that there have been no failures to timely file required reports by our directors and officers, except that due to an administrative error, the Company filed a late Form 4 on November 30, 2020 on behalf of Dennis Eidson, reporting one transaction.

57	SpartanNash Company Proxy Statement

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2022 Annual Meeting, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by the Company at its principal executive offices not later than December 9, 2021. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8.

All shareholder proposals must comply with the notice provisions set forth in SpartanNash’s bylaws which require that a written notice of a proposal to be considered at the Company’s 2022 Annual Meeting must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than December 9, 2021, if the meeting is held within 30 days of the calendar date of the 2021 Annual Meeting. In the event that the date of the 2022 meeting changes by more than 30 days from the calendar date of the 2021 Annual Meeting, written notice of a proposal must be delivered not more than seven days after the date of the notice of the meeting. To be effective, such a notice must comply fully with the bylaws. You should address all shareholder proposals to the attention of our Secretary, Kathleen M. Mahoney, at 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Shareholder Nominations of Director Candidates

Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of SpartanNash setting forth:

•	the name, age, business address and residence address of each proposed nominee;
•	the principal occupation or employment of each nominee;
•	the number of shares of SpartanNash stock that each nominee beneficially owns;
•	a statement that each nominee is willing to be nominated; and
•

any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission (“SEC”) in a proxy statement soliciting proxies for the election of those nominees.

The Nominating and Corporate Governance Committee will consider every nominee proposed by a shareholder that is received in a timely manner in accordance with these procedures and report each such nomination, along with the Nominating and Corporate Governance Committee’s recommendations, to the full Board of Directors.

To be timely, a shareholder’s notice must be delivered to or mailed and received at SpartanNash’s principal executive offices at least 120 days before the date corresponding to the date of the Company’s proxy statement or notice of the meeting released to shareholders in connection with the last preceding annual meeting of shareholders in the case of an annual meeting of shareholders, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting, and not more than seven days after the earlier of the date of notice of the meeting or public disclosure of the date of the meeting or of notice of the meeting in the case of an annual meeting of shareholders, or not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

The Nominating and Corporate Governance Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees. Shareholders may send such informal recommendations to the Committee by directing them to SpartanNash in care of the Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518.

58	SpartanNash Company Proxy Statement

SOLICITATION OF PROXIES

We will initially solicit proxies by mail and by making our proxy materials available on the Internet. In addition, directors, officers and associates of SpartanNash and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. We have engaged Georgeson Inc. at an estimated cost of $8,000, plus expenses and disbursements, to assist in solicitation of proxies.

We may deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials and one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or verbal request, a separate copy of the proxy materials to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of these materials, contact Kathleen Mahoney, Corporate Secretary, at 850 76th Street S.W., P.O. Box 8700, Grand Rapids, Michigan, 49518-8700.

59	SpartanNash Company Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING

Who may attend the meeting

Only the Company’s shareholders, their duly-appointed proxies and invited guests may attend the virtual meeting.

Who may vote

You may vote at the virtual Annual Meeting if you were a shareholder of record of SpartanNash common stock at the close of business on March 29, 2021. Each shareholder is entitled to one vote per share of SpartanNash common stock on each matter presented for a shareholder vote at the meeting. As of March 29, 2021, there were 36,273,175 shares of SpartanNash common stock outstanding.

How to vote

Registered Holders: If you are a registered shareholder (i.e., you own your shares directly and not through a broker or bank), may vote online or by phone, 24 hours a day, seven days a week. You may also vote by mail.

Online Voting. You may vote online by visiting www.proxydocs.com/SPTN. You may navigate to the online voting site by clicking the “Cast Your Vote” button. Have the instructions attached to your proxy card ready when you access the site and follow the prompts to record your vote. This vote will be counted immediately and there is no need to send in your proxy card. Except for any votes cast during the virtual meeting, votes cast online must be received by 1:00 a.m. Eastern Daylight Time on May 26, 2021.

Phone Voting. To vote by phone, dial 1-866-390-6271 and listen for further directions. You must have a touch-tone phone. Telephonic votes will be counted immediately and there is no need to send in your proxy card. Votes cast by phone must be received by 1:00 a.m. Eastern Daylight Time on May 26, 2021.

Voting by Mail. You may request a printed copy of your proxy card. If you properly sign and return the proxy card to the designated address, the shares represented by that proxy card will be voted at the Annual Meeting and at any adjournment of the meeting. Votes cast by mail must be received no later than the start of the meeting.

If you specify a choice on the proxy card that you return for voting, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of each of the nominees named in this proxy statement, and for each of the proposals described in this proxy statement. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy card.

Street Name Holders: You hold your shares in “street name” if your shares are registered in the name of a bank, broker or other nominee (which we will collectively reference as your “broker”). If you hold your shares in street name, then your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. PLEASE USE THE VOTING FORMS AND INSTRUCTIONS PROVIDED BY YOUR BROKER OR ITS AGENT. These forms and instructions typically permit you to give voting instructions by phone or online, using a number or Internet address provided by the broker. You will NOT be able to vote street name shares using the internet address or phone numbers established for registered shareholders as described under “Registered Holders.” If you are a street name holder and later want to change your vote, you must contact your broker.

Please note that you may NOT vote shares held in street name at the virtual Annual Meeting unless you request and receive a valid proxy from your broker.

Failure to Vote

If you are a registered shareholder (i.e., you own your shares directly and not through a broker) and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

60	SpartanNash Company Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING (cont’d)

If you hold your shares in street name and do not provide timely voting instructions to your broker, then your broker or bank may vote your shares only on “routine” matters. Under NYSE rules, the proposal to ratify the selection of the Company’s independent registered public accounting firm is considered a “routine matter.” NYSE rules applicable to its member firms provide that your broker may not vote uninstructed shares on a discretionary basis on non-routine matters, such as the election of directors or proposals relating to executive compensation. In such cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on non-routine matters. This is called a “broker non-vote.”

Revoking a Proxy

You may revoke your proxy at any time before it is voted at the meeting by taking any of the following four actions:

•	by delivering written notice of revocation to the Company’s Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;
•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;
•	by casting a subsequent vote via phone or online, as described above; or
•	by attending the virtual meeting and voting during the meeting.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting following the instructions on the website for the virtual Annual Meeting. Your last valid vote that we receive before or during the virtual Annual Meeting is the vote that will be counted.

Adjournment

The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted in the discretion of the proxy holder on a proposal to adjourn the meeting. If a quorum is not present at the meeting, we expect the Chairman of the Board to adjourn the meeting to solicit additional proxies, as is authorized under the Company’s Bylaws.

Multiple Proxies/Instruction Cards

If you receive more than one proxy statement and instruction card, your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Meeting Results

We will announce preliminary voting results at the Annual Meeting and publish final results in a current report on Form 8-K within four business days after the Annual Meeting.

61	SpartanNash Company Proxy Statement

P.O. BOX 8016, CARY, NC 27512-9903  INTERNET  Go To: www.proxypush.com/SPTN   •  Cast your vote online  •  Have your Proxy Card ready  •  Follow the simple instructions to record your vote  PHONE Call 1-866-390-6271   •  Use any touch-tone telephone  •  Have your Proxy Card ready  •  Follow the simple recorded instructions  MAIL   •  Mark, sign and date your Proxy Card  •  Fold and return your Proxy Card in the postage-paid  envelope provided  SpartanNash Company   Annual Meeting of Stockholders   For Stockholders as of record on March 29, 2021   TIME: Wednesday, May 26, 2021 09:00 AM, Local Time  PLACE: Annual Meeting to be held live via the Internet  Please visit www.proxydocs.com/SPTN for more details.   This proxy is being solicited on behalf of the Board of Directors   The undersigned hereby appoints Kathleen Mahoney and Jason Monaco, and each or either of them, as the true and lawful attorneys of the  undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of  SpartanNash Company which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon  such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys  to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED  IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein.  In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or  postponement thereof.   You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in  accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return  this card.   PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

SpartanNash Company

Annual Meeting of Stockholders

Please make your marks like this: X Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors	FOR	WITHHOLD		
	1.01 M. Shân Atkins	☐	☐		FOR
	1.02 Frank M. Gambino	☐	☐		FOR
	1.03 Douglas A. Hacker	☐	☐		FOR
	1.04 Yvonne R. Jackson	☐	☐		FOR
	1.05 Matthew Mannelly	☐	☐		FOR
	1.06 Elizabeth A. Nickel	☐	☐		FOR
	1.07 Hawthorne L. Proctor	☐	☐		FOR
	1.08 Tony Sarsam	☐	☐		FOR
	1.09 William R. Voss	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	Say on Pay - Advisory approval of the Company's executive compensation.	☐	☐	☐	FOR
3.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/SPTN

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date

FOR FOR  FOR  FOR  FOR  FOR  FOR  FOR  FOR  FOR   FOR  FOR   Signature (if held jointly)